As filed with the Securities and Exchange Commission on February 13, 2012

Registration No. 333-177992

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1 /A
Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ONE WORLD HOLDINGS, INC.
(Name of registrant in its charter)

Nevada	3942	87-0429198
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

418 Bridge Crest Boulevard
Houston, Texas 77082
Phone: 1 (866) 440-1470
(Address and telephone number of principal executive offices and principal place of business or intended principal place of business)

Corinda Joanne Melton
Chief Executive Officer
418 Bridge Crest Boulevard
Houston, Texas 77082
Phone: 1 (866) 440-1470
 (Name, address and telephone number of agent for service)

Copies to:

Robert D. Axelrod
Axelrod, Smith & Kirshbaum, P.C.
5300 Memorial Drive, Suite 700
Houston, Texas 77007
Phone: (713) 861-1996
Fax: (713) 552-0202

Approximate date of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock	6,986,665	$0.04	$279,466.60	$32.03
Common Stock, upon
conversion of	1,250,000	$0.04	$50,000.00	$5.73
convertible debentures
Total	8,236,665	$0.04	$329,466.60	$37.76

(1)
The offering price is the stated, fixed price of $0.04 per share until the securities are quoted on the OTC Bulletin Board or OTC Markets for the purpose of calculating the registration fee pursuant to Rule 457. This amount is only for purposes of determining the registration fee, the actual amount received by a selling stockholder will be based upon fluctuating market prices, if the securities become quoted.   Because we currently lack a public market for our common stock, we have chosen $0.04 per share, for purposes of calculating the registration fee, because we currently have certain convertible debentures outstanding that are convertible into shares of our common stock at the conversion price of $0.04 per share.  These debentures, which we issued from August 2011 through October 2011, are described in more detail in the Registration Statement.

The registrant hereby amends its registration statement, on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective.  This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated February 13, 2012 .

PROSPECTUS

ONE WORLD HOLDINGS, INC.

RESALE OF
8,236,665 SHARES OF COMMON STOCK

The selling stockholders listed on page 38 may offer and sell up to 8,236,665 shares of our common stock under this Prospectus for their own account. We will not receive any proceeds from the sale of shares offered by the selling stockholders in this offering.

The selling stockholders may offer and sell the shares in a variety of transactions as described under the heading “Plan of Distribution” beginning on page 40, including transactions on any stock exchange, market or facility on which our common stock may be traded, in privately negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. We have no basis for estimating either the number of shares of our common stock that will ultimately be sold by the selling stockholders or the prices at which such shares will be sold.  We currently lack a public market for our common stock.   A market maker has applied to have our stock quoted on the OTC Bulletin Board and OTC Markets. This application is currently pending and there can be no assurance of its outcome.

A current Prospectus must be in effect at the time of the sale of the shares of common stock described above. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay all of the other offering expenses.

Each selling stockholder or dealer selling the common stock is required to deliver a current Prospectus upon the sale.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6, ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is _______, 2012 .

PROSPECTUS SUMMARY

The following summary highlights material information found in more detail elsewhere in the Prospectus. It does not contain all of the information you should consider. As such, before you decide to buy our common stock, in addition to the following summary, we urge you to carefully read the entire Prospectus, especially the risks of investing in our common stock as discussed under “Risk Factors.” In this Prospectus, the terms “we,” “us,” “our,” “Company,” and “One World” refer to One World Holdings, Inc., a Nevada corporation.  “Common Stock” refers to the common stock, par value $0.0025 per share, of One World Holdings, Inc.

On July 21, 2011, we entered into and closed a Share Exchange Agreement (the “Exchange Agreement”) with The One World Doll Project, Inc. ("OWDP"), a Texas corporation, and the persons owning 100% of the outstanding capital stock of OWDP (the “OWDP Stockholders”).  At closing, the OWDP Stockholders transferred all of their shares of common stock to us in exchange for newly issued shares of our common stock, which shares represented 90.55% of our voting securities.  As a result of this transaction, OWDP became our wholly-owned subsidiary, we abandoned all of our previous business plans involving environmental remediation and recycling, and the business of OWDP became our sole business. All of the selling stockholders acquired the shares of common stock covered by this Prospectus in the Exchange Agreement transaction (with the exception of Michael and Jacquelyn Emmers—see the “Selling Stockholders” section below).

Our principal executive offices are located at 418 Bridge Crest Boulevard, Houston, Texas 77082.  We are a development stage company engaged in the development and production of different lines of multi-cultural dolls.  We have a limited operating history and are subject to all of the risks inherent to the development of a new business in the highly competitive environment in which we will operate. We are not a “blank check company” as defined by Rule 419 promulgated under the Securities Act of 1933, and we have no plans to engage in a merger or acquisition with an unidentified company or companies, or other entity or person.

As of the date hereof, we have limited assets and no revenues.  Furthermore, we believe that operating as a reporting company, which is our plan following the effectiveness of our Registration Statement, of which this Prospectus is a part, will significantly increase our accounting, legal, managerial and filing expenses.  We plan to seek out additional debt and/or equity financing; however, we do not currently have any specific plans to raise such additional financing at this time.   The sale of additional equity securities, if undertaken and if accomplished, may result in dilution to our stockholders . We cannot assure you, however, that future financing will be available in amounts or on terms acceptable to us, or at all.

There is substantial doubt about our ability to continue as a going concern.  To date, we have not yet achieved profitable operations and expect to incur losses in the development of our business.  Accordingly, our independent registered public accounting firm has indicated in its report on our consolidated financial statements, as of December 31, 2010, that there exists substantial doubt about our ability to continue as a going concern.  Our ability to continue as a going concern is dependent upon our ability to generate future profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due.

This summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. The securities offered hereby are speculative and involve a high degree of risk. See "Risk Factors," below.

SUMMARY OF THE OFFERING:

Common Stock Offered:	8,236,665 shares by selling stockholders

Common Stock Outstanding Before The Offering:	58,931,040 shares

Common Stock Outstanding After The Offering:	58,931,040 shares

Use Of Proceeds:	We will not receive any proceeds from the sale of shares offered by the selling stockholders in this offering.

Offering Price:
The offering price of the shares has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities, such as the shares offered herein, will be willing to pay considering the nature and capital structure of our Company, the experience of our officers and Directors and the market conditions for the sale of equity securities in similar companies. The offering price of the shares bears no relationship to the assets, earnings or book value of us, or any other objective standard of value. We anticipate that no shares will be sold by the selling stockholders prior to us becoming a publicly-traded company, at which time the selling stockholders will sell shares based on the market price of such shares. We are not selling any shares of our common stock, and are only registering the re-sale of shares of common stock previously sold by us.

No Market:
No assurance is provided that a market will be created for our securities in the future, or at all. If in the future a market does exist for our securities, it is likely to be highly illiquid and sporadic.

A  market maker that is a licensed broker dealer has applied to the Financial Industry Regulatory Authority (“FINRA”) to allow the trading of our common stock in the over-the-counter market upon effectiveness of this Registration Statement with the SEC.  If our common stock becomes traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders.  The offering price would thus be determined by market factors and the independent decisions of the selling stockholders.

Need for Additional Financing:
We had (i) a working capital deficit of $337,278 and a total accumulated deficit of $1,423,422 as of  September 30, 2011, (ii) no revenues for the  nine months ended  September 30, 2011 or for the period from inception, October 1, 2010, to September 30, 2011, and (iii) a net loss of $1,288,540 for the  nine months ended September 30, 2011 and a net loss of $1,423,422 for the period from inception, October 1, 2010, to  September 30, 2011.  Furthermore, we believe that operating as a reporting company, which is our plan following the effectiveness of the Registration Statement, of which this Prospectus is a part, will cost us from $30,000 to $50,000 more per year in accounting, legal, managerial and filing expenses than we have historically spent.  We believe that our capital requirements for the next 12 months will be approximately $1.5 million, including $300,000 for capital expenditures and manufacturing costs and $1.2 million for inventory, marketing, public relations, and general and administrative costs.   If we are unable to obtain this level of financing our business may fail. We anticipate meeting our capital requirements by raising funds through a combination of private placements of our common stock and/or issuance of notes payable to private investors.  Should we be unable to obtain the desired  capital to fund our expected future working capital needs, we would scale back on marketing, operational and administrative requirements, resulting in slower growth. This could have a material adverse effect on the value of our securities.  Even assuming we raise the additional capital we require to continue our business operations, we anticipate incurring net losses for the foreseeable future.  Our need for additional funding is described in greater detail below under “Liquidity and Capital Resources”.

Address:	418 Bridge Crest Boulevard Houston, Texas 77082

Telephone Number:	1 (866) 440-1470

RISK FACTORS

The securities offered herein are highly speculative and should only be purchased by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and other information in this Prospectus before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

Risks Related to the Company, the Industry and the Offering

We have a limited operating history, and may not be successful in developing profitable business operations.

The Company has a limited operating history.  Our business operations must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the doll and toy industry.  As of the date of this Prospectus, we have generated no revenues and have limited assets.  There is nothing at this time on which to base an assumption that our business operations will prove to be successful in the long-term.  Our future operating results will depend on many factors, including:

•	our ability to raise adequate capital;
•	our ability to develop and design a marketable line of dolls;
•	our ability to cost effectively manufacture dolls;
•	our ability to market and sell our line of dolls;
•	the demand for dolls generally;
•	the level of our competition; and
•	our ability to attract and maintain key management and employees.

To achieve profitable operations in the future, we must, alone or with others, successfully manage the factors stated above.  Despite our best efforts, we may not be successful in designing, manufacturing, and/or marketing our product.

We expect our future financial results to fluctuate significantly, and a failure to increase our revenues or achieve profitability may have a substantial negative effect on the Company.

Because of our limited operating history, we do not have meaningful historical information to predict demand for our products and trends that may emerge in our target markets. Moreover, because most of our expenses are relatively fixed in the short term, we may be unable to adjust spending quickly enough to offset any shortfall in revenue in any particular period. As a result, it is likely that in some future quarters or years, our operating results will fall well below the expectations of investors. Furthermore, we expect our future quarterly and annual operating results to fluctuate significantly as we attempt to expand our service offerings in our target markets. Our revenues, gross margins and operating results are difficult to forecast and may vary significantly from period to period due to a number of factors, many of which are not in our control. These factors include:

•	market acceptance of our products, sales and marketing efforts and pricing changes by our competitors;
•	number of dolls sold by us through key relationships with clients and distributors;
•	amount and timing of expenditures needed to produce our proposed results;
•	number of new contracts we obtain to distribute and manufacture dolls, and our relative performance under each such contract;
•	our ability to expand our operations and the amount and timing of related expenditures;
•	our ability to successfully expand our national marketing, advertising and sales activities;
•	our ability to successfully recruit, hire and retain key employees; and
•	general economic conditions affecting our industry.

We have limited capital and will need to raise additional capital in the future.

We do not currently have sufficient capital to fund both our continuing operations and our planned growth.  We will require additional capital to continue to grow our business.  We may be unable to obtain additional capital when required.  Our current and future product lines, as well as our administrative requirements ( including salaries, taxes and general overhead expenses such as fulfillment and technoloy solutions, and office expenses, as well as legal compliance costs and accounting expenses ) will require a substantial amount of additional capital and /or cash flow. If we are not successful in raising $1.5 million we will reduce administrative costs, hire fewer individuals, order less inventory and decrease our marketing budget in order to align our budget with actual funds received.  If we are not successful in raising any funds and/or a subset of $1.5 million or redistributing our budget on reduced funds, our business may fail.

We may pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means.  We may not be successful in identifying suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means.  If we do not succeed in raising additional capital, our resources may not be sufficient to fund our planned operations.

Any additional capital raised through the sale of equity may dilute the ownership percentage of our stockholders.  Raising any such capital could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity.  The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of other derivative securities, and issuances of incentive awards under equity employee incentive plans, which may have a further dilutive effect.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs.  We may also be required to recognize non-cash expenses in connection with certain securities we may issue, which may adversely impact our financial condition.

There is substantial doubt about our ability to continue as a going concern.

To date, we have not yet achieved profitable operations and expect to incur losses in the development of our business.  Accordingly, our independent registered public accounting firm has indicated in its report on our consolidated financial statements, as of December 31, 2010, that there exists substantial doubt about our ability to continue as a going concern.  Our ability to continue as a going concern is dependent upon our ability to generate future profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due.  Management's plan to address our ability to continue as a going concern includes obtaining debt or equity funding from private placement or institutional sources or obtaining loans from financial institutions, where possible.  Although management believes that it will be able to obtain the necessary funding to allow us to remain a going concern through the methods discussed above, there can be no assurances that such methods will prove successful.

We operate in a competitive market for doll products and face competitors with greater resources, which may make it more difficult for us to achieve any significant market penetration.

The markets that we serve and intend to serve are consistent yet rapidly evolving, and competition in each is intense and expected to increase significantly in the future. Most of the companies that we compete against have built large and established businesses and have much greater financial and human resources. Some of these competitors include Hasbro, Inc. and Mattel, Inc.  While we believe that we are positioned well within our targeted markets, our relative position in the overall industry will be very small. There can be no assurance that we will be able to similarly build such successful businesses or offer products that are competitive with our competitors’ product offerings. Because most of our competitors have substantially greater resources than we do, they may, among other things, be able to undertake more aggressive marketing and pricing strategies, obtain more favorable pricing from vendors and make more attractive offers to strategic partners than we can. Therefore, we may be unable to successfully compete against numerous companies in our target markets.

The success of our business is dependent upon our ability to successfully identify or satisfy consumer preferences.

Our business and operating results will depend largely upon the appeal of doll product lines. Consumer preferences, particularly among the end users of our products, predominantly children, are continuously changing. The entrance of new dolls and trends into the market can cause significant and sudden shifts on demand.  These trends are often unpredictable.  Our ability to establish significant product sales of our lines of dolls will depend on our ability to satisfy play preferences, enhance existing products, develop and introduce new products, and achieve market acceptance of these products.  Competition is intensifying due to recent trends towards shorter life cycles for individual toy products, the phenomenon of children outgrowing toys at younger ages, and an increasing use of more sophisticated technology in toys.  If we do not successfully meet the challenges outlined above in a timely and cost-effective manner, demand for our products may never occur or could decrease, and our revenues, profitability and results of operations may be adversely affected.

Inaccurately anticipating changes and trends in popular culture, media and movies, fashion, or technology can negatively affect our sales.

Trends in media, movies, and children’s characters change swiftly and contribute to the transience and uncertainty of play preferences.  We will attempt to respond to such trends and developments by modifying, refreshing, extending, and expanding our product offerings whenever possible.  If we do not accurately anticipate trends in popular culture, movies, media, fashion, or technology, our products may not be accepted by children, parents, or families, and our revenues, profitability, and results of operations may be adversely affected.

Our business will be highly seasonal and our operating results will depend, in large part, on sales during the relatively brief traditional holiday season. Any events that disrupt our business during this peak demand time could significantly, adversely and disproportionately affect our business.

Retail sales of toy products are highly seasonal, with a majority of retail sales occurring during the period from September through December.  As a result, our operating results depend, in large part, on sales during the relatively brief traditional holiday season. Our business will be subject to risks associated with the underproduction of popular dolls and the overproduction of dolls that do not match consumer demand.  These risks are magnified during the holiday season. We believe that the increase in “last minute” shopping during the holiday season and the popularity of gift cards (which often shift purchases to after the holiday season) may negatively impact customer re-orders during the holiday season. These factors may decrease sales or increase the risks that we may not be able to meet demand for certain products at peak demand times or that our inventory levels may be adversely impacted by the need to pre-build products before orders are placed.

In addition, as a result of the seasonal nature of our business, we may be significantly and adversely affected, in a manner disproportionate to the impact on a company with sales spread more evenly throughout the year, by unforeseen events, such as terrorist attacks, economic shocks, or other catastrophic events, that harm the retail environment or consumer buying patterns during its key selling season, or by events, such as strikes, disruptions in transportation or port delays, that interfere with the manufacture or shipment of goods during the critical months leading up to the holiday purchasing season.

We will depend on third-party manufacturers, and if our relationship with any of them is harmed or if they independently encounter difficulties in their manufacturing processes, we could experience product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis, any of which could adversely affect our business, financial condition and results of operations.

We have engaged a third-party manufacturer to manufacture our initial inventory of dolls.  In the future, we may depend on multiple third-party manufacturers.  Our manufacturers will develop, provide and use the tools, dies and molds that we own to manufacture our products.  We have limited control, however, over the manufacturing processes themselves.  As a result, any difficulties encountered by the third-party manufacturers that result in product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis could adversely affect our business, financial condition and results of operations.

We do not have a long-term contract with our existing manufacturer or any other third-party manufacturers. Although we believe we could secure other third-party manufacturers to produce our products, our operations would be adversely affected if we lost our relationship with this manufacturer or any future manufacturers or suppliers.  Any problems with manufacturers’ or suppliers’ operations, including problems with sea or air transportation, could adversely affect our business, even if the disruption in operations lasted for a relatively short period of time.

Our tools, dies and molds are and will be located at the facilities of our third-party manufacturer. The molds and tooling can be shipped or transferred as needed if we should ever choose to use a different manufacturer.  This arrangement creates the potential risk that our equipment could be lost, damaged or stolen during such transfer, and/or the manufacturer could potentially be unwilling or unable to ship our equipment per our instructions.

Although we do not purchase the raw materials used to manufacture our products, we are potentially subject to variations in the prices we pay our third-party manufacturers for products, depending on what they pay for their raw materials.

Our manufacturing operations will be outside of the United States, subjecting us to risks common to international operations.

We will use third-party manufacturers located principally in China which are subject to the risks normally associated with international operations, including: currency conversion risks and currency fluctuations; limitations, including taxes, on the repatriation of earnings; political instability, civil unrest and economic instability; greater difficulty enforcing intellectual property rights and weaker laws protecting such rights; complications in complying with laws in varying jurisdictions and changes in governmental policies; greater difficulty and expenses associated with recovering from natural disasters; transportation delays and interruptions; the potential imposition of tariffs; and the pricing of intercompany transactions may be challenged by taxing authorities in both China and the United States, with potential increases in income taxes.

Our reliance on external sources of manufacturing can be shifted, over a period of time, to alternative sources of supply, should such changes be necessary. However, if we were prevented from obtaining products or components for a material portion of our product line due to medical, political, labor or other factors beyond our control, our operations would be disrupted while alternative sources of products were secured. Also, the imposition of trade sanctions by the United States against a class of products imported by us from, or the loss of “normal trade relations” status by China, could significantly increase our cost of products imported from that nation. Because of the importance of our international sourcing of manufacturing to our business, our financial condition and results of operations could be significantly and adversely affected if any of the risks described above were to occur.

If we are unable to adequately protect our proprietary intellectual property and information, our business, financial condition and results of operations could be adversely affected.

We anticipate that the value of our business will depend on our ability to protect our intellectual property and information, including our trademarks, trade names, copyrights, patents and trade secrets, in the United States and around the world, as well as our customer, employee, and consumer data.  If we fail to protect our proprietary intellectual property and information upon development, including any successful challenge to our ownership of any intellectual property or material infringements of our intellectual property, this failure could have a significant adverse effect on our business, financial condition, and results of operations.

Issues with products may lead to product liability claims, recalls, withdrawals, replacements of products, or regulatory actions by governmental authorities that could divert resources, affect business operations, decrease sales, increase costs, and put us at a competitive disadvantage, any of which could have a significant adverse effect on our financial condition; we do not currently maintain product liability insurance.

In the future we may experience issues with products that may lead to product liability claims, recalls, withdrawals, replacements of products, or regulatory actions by governmental authorities. Any of these activities could result in increased governmental scrutiny, harm to our reputation, reduced demand by consumers for our products, decreased willingness by retailer customers to purchase or provide marketing support for those products, adverse impacts on our ability to enter into licensing agreements for products on competitive terms, absence or increased cost of insurance, or additional safety and testing requirements. Such results could divert development and management resources, adversely affect our business operations, decrease sales, increase legal fees and other costs, and put us at a competitive disadvantage compared to other companies not affected by similar issues with products, any of which could have a significant adverse effect on our financial condition.

Further, we do not currently maintain product liability insurance, which insurance would help mitigate the risks associated with product liability claims against the Company and its products.  We anticipate obtaining product liability insurance in the future, at such time that adequate funds are available.

If we lose our key personnel or are unable to attract and retain additional key personnel, we may be unable to implement our business strategy or pursue new opportunities.

Our future success depends in large part upon attracting and retaining key sales, marketing and senior management personnel. The loss of the services of any of our key employees, particularly if lost to competitors, may significantly delay or prevent the achievement of our business objectives and may adversely affect our strategic direction. In particular, the services of Stacey McBride-Irby, our Chief Product Development Officer, or Corinda Joanne Melton, our Chief Executive Officer, would be difficult to replace. Although we do currently have employment agreements with Ms. McBride-Irby and Ms. Melton, there are no assurances that these employees will not terminate their employment with us at any time. In addition, we do not maintain key person life insurance for any of our personnel, but plan on obtaining key person life insurance on certain executive officers if funds permit.

Our future success will also depend on our ability to identify, recruit, train and retain additional qualified and skilled personnel. We may be unable to attract and retain personnel with the qualifications necessary for the further development of our business. If we fail to attract and retain personnel, particularly management and industry personnel, we may not be able to execute on our business plan.

Our affiliates control a significant percentage of our current outstanding common stock and their interests may conflict with those of our stockholders.

As of the date of this Prospectus, our executive officers and Directors collectively and beneficially own approximately 23.04% of our outstanding common stock.  This concentration of voting control gives affiliates substantial influence over any matters which require a stockholder vote, including without limitation the election of Directors and approval of merger and/or acquisition transactions, even if their interests may conflict with those of other stockholders.  It could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of the Company.  This could have a material adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the then prevailing market prices for their shares of common stock.

In the future, we may incur significant increased costs as a result of operating as a public company, and our management may be required to devote substantial time to new compliance initiatives.

If we are successful in bringing the Company public, as a result of operating as a public company, we may incur significant legal, accounting and other expenses.  The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as new rules subsequently implemented by the SEC, have imposed various new requirements on public companies, including requiring changes in corporate governance practices.  Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, we will be required to perform system and process evaluation and testing on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Risks Related to Our Common Stock

There is presently no market for our common stock, and the price of our common stock may be volatile if a market develops.

Our common stock is not currently quoted on any exchange or any quotation system in the over-the-counter securities market.   A market maker  has filed  a Form 211 with FINRA to permit quotation of our stock on the over-the-counter market. This application is pending, and there can be no assurances of its outcome .  In any event, the application on Form 211 will not be approved until after our Registration Statement on Form S-1 is declared effective by the SEC.  No assurance can be made that  the application will be approved by FINRA, or that a ticker symbol will be assigned by FINRA for our common stock or that the Registration Statement will be declared effective in a timely or prompt manner, if at all.

In the event a market for our stock develops, our shares will likely be very thinly traded, and there could be volatility in the volume and market price of our common stock.  This volatility may be caused by a variety of factors, including the lack of readily available quotations, the absence of consistent administrative supervision of “bid” and “ask” quotations and generally lower trading volume. In addition, factors such as quarterly variations in our operating results, changes in financial estimates by securities analysts or our failure to meet our or their projected financial and operating results, litigation involving us, factors relating to the doll and toy industry, actions by governmental agencies, national economic and stock market considerations as well as other events and circumstances beyond our control could have a significant impact on the future market price of our common stock and the relative volatility of such market price.

The shares of common stock offered herein have been arbitrarily valued.

The offering price of the shares of common stock offered in this Prospectus were established arbitrarily by us, without any arms-length negotiations or appraisals, and do not necessarily bear any relationship to our assets, book value, net worth, expected earnings or to any other recognized objective criteria of value.  The offering price may not be indicative of the actual value of the shares.  The offering price of the shares has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities, such as the shares offered herein, will be willing to pay considering the nature and capital structure of our company, the experience of our officers and Directors and the market conditions for the sale of equity securities in similar companies.  We anticipate that no shares will be sold by the selling stockholders prior to us becoming a publicly-traded company, at which time the selling stockholders will sell shares based on the market price of such shares.

The issuance of preferred stock could adversely affect the rights of the holders of common stock.

The Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series, to fix the number of shares constituting any such series, and to fix the rights and preferences of the shares constituting any series, without any further vote or action by the stockholders. The issuance of preferred stock by the Board of Directors could adversely affect the rights of the holders of common stock. For example, such issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends and in liquidation over the common stock, and could (upon conversion or otherwise) enjoy all of the rights appurtenant to common stock. The Board's authority to issue preferred stock could discourage potential takeover attempts and could delay or prevent a change in control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. There are no issued and outstanding shares of preferred stock; there are no agreements or understandings for the issuance of preferred stock, and the Board of Directors has no present intention to issue preferred stock.

We may be subject to penny stock regulations and restrictions, and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define a “penny stock” as an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Although there is currently no market for our common stock, our common stock may be deemed a “penny stock” and be subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule.”  This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000, excluding the value of the primary residence of such individuals, or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market (if a market for our stock ever develops), thus possibly making it more difficult for us to raise additional capital.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule required by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market of penny stocks.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict persons from participating in a distribution of a penny stock, under certain circumstances, if the SEC finds that such a restriction would be in the public interest.

If a market develops, offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If a market for our common stock ever develops, our stockholders could sell substantial amounts of common stock in the public market, including shares sold upon the filing of this Registration Statement (or other registration statements that we could potentially file in the future) that registers such shares and/or upon the expiration of any statutory holding period under Rule 144 of the Securities Act, if available, or upon trading limitation periods.  Such volume could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall.  The existence of an overhang, whether or not sales have occurred or are occurring, also could make it more difficult for us to secure additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our Directors and officers have rights to indemnification.

Our Articles of Incorporation provide, as permitted by governing Nevada law, that we will indemnify our Directors, officers and employees whether or not then in service as such, against all reasonable expenses actually and necessarily incurred by him or her in connection with the defense of any litigation to which the individual may have been made a party because he or she is or was a Director, officer or employee.  The inclusion of these provisions in the Articles may have the effect of reducing the likelihood of derivative litigation against Directors and officers, and may discourage or deter stockholders or management from bringing a lawsuit against Directors and officers for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

We do not anticipate paying any cash dividends.

We do not anticipate paying cash dividends on our common stock for the foreseeable future.  The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition.  The payment of any dividends will be within the discretion of our Board of Directors.  We presently intend to retain all earnings, if any, to implement our business strategy; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

USE OF PROCEEDS

We will not receive any proceeds from the resale of already issued and outstanding shares of common stock by the selling stockholders which are offered in this Prospectus.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing stockholders.

DETERMINATION OF OFFERING PRICE

All shares of common stock being offered hereby will be sold by existing stockholders without our involvement.  Consequently, the actual price of the stock will be determined by prevailing market prices at the time of sale (if a market for our common stock develops) or in private transactions negotiated by the selling stockholders. The offering price will thus be determined by market factors and/or the independent decisions of the selling stockholders.

LEGAL PROCEEDINGS

We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.
DESCRIPTION OF BUSINESS

Corporate History and Background

The Company was incorporated in December 1985 under the laws of the State of Nevada under the name “Cape Code Investment Company” and subsequently changed its name to “Cape Code Ventures, Inc.”  In 1993, the Company changed its name to “Environmental Safeguards, Inc.” and its primary business became the development, production and sale of environmental remediation and recycling technologies and services to waste management companies, oil and gas companies, and other industrial customers through an operating subsidiary.  In January 1997, the Company registered its common stock pursuant to Section 12(g) of the Exchange Act, and the Company became a fully reporting company with the SEC. Following a patent infringement lawsuit and related litigation initiated in July 2002, the Company’s operating subsidiary filed for bankruptcy in August 2004 and ceased operations. After the Company failed to remain current in its reports with the SEC, in November 2007 the SEC revoked the Company’s registration under Section 12 of the Exchange Act, and the Company ceased to be a reporting company with the SEC.

On July 21, 2011, the Company entered into and closed a Share Exchange Agreement (the “Exchange Agreement”) with The One World Doll Project, Inc . ("OWDP"), a Texas corporation, and the OWDP Stockholders.  At closing, the OWDP Stockholders transferred all of their shares of common stock to the Company in exchange for an aggregate of 130,013,584 newly issued shares of the common stock of the Company.  Upon closing of this transaction, the Company had 143,577,591 shares of common stock issued and outstanding.  The 130,013,584 shares issued to the OWDP Stockholders at closing represented 90.55% of the Company’s voting securities.

As a result of the transactions effected by the Exchange Agreement, at closing (i) OWDP became a wholly-owned subsidiary of the Company, (ii) the Company abandoned all of its previous business plans involving environmental remediation and recycling, and (iii) the business of OWDP became the Company’s sole business.  OWDP is a development stage company, incorporated under the laws of the State of Texas in January 2011.  It is engaged in the development and production of different lines of multi-cultural dolls.  Descriptions of the Company’s business hereinafter refer to the business of OWDP.

On July 26, 2011, the Company effected a reverse stock split of the Company's common stock at a split ratio of 1-for-2.5.  Every two and one half pre-split shares of common stock, $.001 par value per share, issued and outstanding immediately prior to the stock split were automatically exchanged for one post-split share of common stock, $.0025 par value per share, with any fractional shares resulting from the exchange being rounded up to the nearest whole share.  Accordingly, the number of shares of the Company's common stock issued and outstanding has been reduced from 143,577,591 shares to approximately 57,431,036 shares.  Contemporaneous with the reverse stock split, the Company reduced the number of authorized shares of common stock from 250,000,000 shares, par value $.001, to 100,000,000 shares, par value $.0025.  All shares amount within this Prospectus reflect post-reverse split numbers.

Business Concept

The concept behind the creation of The One World Doll Project is one that is based on a meeting between Trent T. Daniel, founder and Consultant of OWDP, and Ms. Stacey McBride-Irby, a creator of the So In Style™ line of Barbie® products offered by one of the nation’s leading toy and game company, Mattel.  As a creator of this line of dolls, Stacey McBride-Irby achieved recognition due to the appeal of the So In Style™ dolls.  Mr. Daniel and Ms. McBride-Irby determined that there was a major opening in the market for multi-cultural dolls that were authentic to the varying hair, skin, body and facial features possessed by members of various ethnic communities.  Shortly thereafter, The One World Doll Project Inc began its entry into the $80 million a year market of dolls and stuffed toys manufacturing (source: Dun and Bradstreet Industry Report on Dolls and Stuffed Toys - 2011 Data) .  As described above under “Corporate History and Background,” The One World Doll Project, Inc. is now the operating subsidiary of One World Holdings, Inc.

The One World Doll Project

The initial concept for the One World Doll Project began with the plan to release a line of mainstream African-American dolls and a line of African-American celebrity dolls aimed at high-end collectors and young pre-teen girls. At current, the doll market is dominated by two major players, Mattel, which reported 2010 net revenues of $5.9 billion and earnings of $685 million, and Hasbro, which reported net revenues of $4.0 billion and earnings of $398 million. While Hasbro is a close competitor to Mattel, it should be noted that a majority of Hasbro’s income is generated from non-doll toys such as board games and action figures. The next closest competitor to Mattel and Hasbro is JAKKS Pacific, which reported 2010 net revenues of $747 million and earnings of $47 million. (Financial information for Mattel, Hasbro and JAKKS Pacific obtained from each company’s annual report, as filed with the SEC.)

Due to the size and market domination by Mattel and Hasbro, our strategy for competing is to initially focus on the African-American and multi-cultural markets which are extremely underrepresented by Mattel and Hasbro. To avoid the “in store” and limited shelf space competition of retail chains, we will focus our core sales model on internet and direct sales. By maintaining a web-based sales model, we can effectively capture our first year market of African-American doll buyers through specific advertising and promotions on traditional black media such as BET, TV1, Ebony, Essence and Jet magazines. After we have successfully captured the African-American market, we will have the track record and ability to expand our market to reach more mainstream and multi-cultural markets.

Market Opportunity

We have identified four primary customer segments in the doll market:

1.
Mainstream racially mixed children (including Anglo).  This customer base consists of the approximately 24.3 million children age 6-11 in the United States (based on U.S. Census Bureau, Current Population Reports, using the population released for July 1, 2009).

2.
Black Sorority members.  This customer base consists of over 750,000 African-American sorority members from the four African-American Pan Hellenic Sororities. (Source: Management’s belief based on information obtained from sorority websites, including: Delta Sigma Theta - www.deltasigmatheta.org; Alpha Kappa Alpha - www.aka1908.com; Sigma Gamma Rho - www.sgrho1922.org; Black College Search - www.blackcollegesearch.com/articles/greek-life/)

3.	Collectors of African-American celebrity dolls. These customers are typically high net-worth collectors and African-American celebrity enthusiasts.

4.	Celebrities wishing to have a doll designed by Stacey McBride-Irby. These customers will pay us to produce replica dolls of themselves.

Competition

According to a Dun and Bradstreet’s Zapdata Database and an industry report on Standard Industrial Classification (“SIC”) Code  3942 (Doll and Stuffed Toy manufacturing), there are 506 companies in the United States that fall within the North American Industry Classification System (“NAICS”) designation of Doll and Stuffed Toy manufacturing. Of these 506 companies only 11 reported 2010 sales of more than $5 million and only five of those reported sales of $20 million or more.

Mattel and Hasbro are the dominant players in the doll and stuffed toy manufacturing industry.  Mattel and Hasbro reported sales of approximately $5.9 billion and $4.0 billion, respectively, for 2010.   In addition to Mattel and Hasbro, there are also many smaller companies that compete within the doll and stuffed toy manufacturing industry.    We believe any company that enters the doll and stuffed toy manufacturing industry will face fierce competition from Mattel and Hasbro and the other smaller players within the industry .  However, due to the overwhelming demand for multi-cultural dolls, especially African-American dolls, we believe The One World Doll Project is in a perfect position to establish a foothold in the American doll market.

United States Doll and Stuffed Toy  Sales

According to the previously mentioned Dun and Bradstreet Industry report, the manufacturers in the dolls and stuffed toys industry had approximately $80 million sales in the United States in 2010.

Product Description

Our initial line of dolls will be labeled the “Prettie Girls!” ™ , and will include six different multi-cultural doll designs—Sophia (two versions), Dahlia, Valencia, Kimani, Lena and Alexie .  Each of these six initial designs will have varying skin colors and features, along with their own outfit and accessories.  In the future, we will design additional Prettie Girls! dolls that resemble other racial groups.   We classify the two versions of Sophia as “collectible dolls” and the other five designs as “fashion dolls.” Each of Sophia, Dahlia, Valencia, Kimani, Lena and Alexie will have her own personal identity and background, as follows:

Sophia  Having graduated with honors from the Dream Academy For Excellence, being a tennis star, Class President and in the Glee Club, with the voice of an angel, Sophia was the ultimate role model to the Prettie Girls!, always encouraging them to be their best, go for their dreams and participate in school activities. Now, Sophia is leading by example and going for her own dreams, as she plans to attend the Dream Academy for Higher Learning to pursue studies in Political Science. Will she be the first female President of the United States?

Dahlia  You can always count on Dahlia for a good, belly aching laugh! With an energy that is electric, Dahlia is a natural born comedian, and loves being the center of attention. With her brilliant mind and quick wit, she is loved by all, especially by her cute puppy, Chance, that she rescued.  Through her humorous and caring spirit, she is good at encouraging her friends to volunteer their time, skills & allowance money to give back to their communities. Although she is gentle and caring in nature, she is a beast when it comes to saving the planet! Are you recycling?

Kimani  Kimani is beautiful on the inside and out. The best friend anyone could ever have. You can trust Kimani with your ultimate secret. When it comes to needing the perfect outfit, to the right jewelry or for any fashion tip, Kimani is the go to girl. Nothing can shake Kimani from experiencing joy. She is a spit fire, energetic free spirit & marches to the beat of her own drum. Artistic and creative in nature, Kimani loves the arts and dreams of red carpet moments.  Watch for her name in lights!

Valencia  Bold & daring, loving life is Valencia’s claim to fame! As a part of her passion for life, Valencia is all about working out and eating right! The athletic one is always focused on being her best self. Whenever you are around Valencia, be ready to move! She's a party all by herself! To be around her is so much fun because she is always moving and grooving to the hottest song, as a way to stay fit. She loves watching cooking shows to test her healthy “meals skills” on her friends. With her fun way of cooking healthy foods along with her exciting exercise tips, you can almost smell her own show coming to a network near you!

Lena Lena is fun, fresh, confident, exciting and has made being smart cool! Her friends call her “The Wiz Kid” because whatever she puts her mind to, she will come out on top! A straight A student, spelling bee champ, and top fundraiser on the cheerleading squad, Lena always finds time to help her friends with their homework & class projects. Setting goals is key, next move: Class President. An up and coming entrepreneur, you better believe the next big invention will be Lena’s!

Alexie Alexie is flying high on life, literally; she loves Hot Air Balloons! Born two months early, she has been fighting against the odds from day one.  Because of her positive “can do” attitude, she has embraced all the good things in life and always looks at the glass as half-full!  In grade school, Alexie found herself being picked on by bullies because she was so much smaller than the other kids.  Her BFF is Prettie Girl, Lena!  They met while singing in the Glee Club together and have been best friends ever since. Lena was her protector, now Alexie has a soft spot for the underdog.  She has been crowned, “The Defender”, which ironically is the meaning of her name. She is the one who believes in fighting for what’s right and ALWAYS speaks her mind.  She is fiesty, fun-loving and full of charisma.  The Glee Club led Alexie to discover her passion for singing and performing.  She’s no stranger to the winner’s circle at any talent contest and is certainly Broadway bound!   Look out New York, Alexie has her sights on you!

Target Market

According to the United States 2010 Census Bureau reports and childstats.org, there are 24.3 million children in the U.S. between the ages of 6-11. Our first year goal is to capture at least 0.73% (177,000) of this market and to obtain at least 2.36% (572,404) of this market by the end of year three. The percentage of 0.73 %  for year one has been calculated based on the amount of dolls One World intends to manufacture and sell (200,000) upon funding.  Our target for year three of 2.36% is based upon implementing the company’s marketing and public relations plan upon funding, which includes repeat customers.

With a primary focus on African-American broadcast and print outlets, we believe we can quickly capture a significant portion of the African-American target market.  In order to accomplish this, we will maintain two first year marketing and public relations focal points.  The first will be African-American mass media, and the second will be through web and social media.

With the mass media, we will flood the African-American marketplace with our brand through heavy TV, radio and print advertisements on African-American media outlets.  We plan for these outlets to also include appearances and live promotions on shows such as Warren Ballentine, The Steve Harvey Show, and more.   We believe these shows can be booked based on our existing celebrity relationships.  Print outlets will include Ebony, Essence and Jet magazine.

We currently do not have the financing to implement the strategies discussed here and throughout the prospectus.  Although we do not have definitive plans to obtain such funds, after a market for our common stock develops, we plan to raise funds through a private offering of our common stock and/or notes payable to accredited investors.

Business Strategy

Our strategy is to be the leading provider of multi-cultural doll products to the specialty, affinity, and mass merchandise retail marketplace through a focus on direct and online sales models.  Key elements of our strategy include:

1.
Developing  an online presence for The One World Doll Project. By focusing our core sales on internet and catalog sales, we believe we will be able to capture our market while eliminating the “eye level competition” we would face in the retail stores.

2.
Driving business by utilizing the celebrity of our lead doll designer to promote the products globally. We will be conducting a major global PR campaign around Stacey McBride-Irby, as the creator of the So In Style line of Barbie dolls.

3.
Using the power of celebrity partners and PR to develop relationships with major store chains.  In year two, we intend to conduct celebrity VIP meet and greets, etc., to introduce and promote The One World Doll Project to major store chains.

Marketing Overview

The One World Doll Project is expected to be introduced to consumers in the first quarter of 2012 largely through a very comprehensive, strategic, and highly targeted public relations effort.  We will use a national media relations campaign to launch the Company and our products, emphasizing the players involved and the cultural impact of our products.  Our campaign will include the major print, online and broadcast news media.  Other grassroots and social media tactics will be coordinated to create a sizable groundswell of interest and significant word-of-mouth buzz.

The following is an outline of initial public relations opportunities proposed to launch The One World Doll Project that will run concurrent with and be supported by marketing efforts, promotions, advertising and retail support, to be determined by market research conducted in the next phase of the project.

Marketing Objectives

•	Establish The One World Doll Project as one of the most significant positive cultural impacts in the doll category.

•
Position Stacey McBride-Irby as the driving force and key catalyst behind the movement to change the way mainstream dolls are designed, marketed and integrated into the fabric of the ever-changing face of America and abroad.

•	Foster and develop strategic partnerships with high-profile black women’s groups and organizations, such as sororities, etc.

•	Achieve major news media coverage in the launch period and beyond to not only generate consumer interest and attention, but also to drive sales.

•	Create and encourage a dialogue in the community about The One World Doll Project and solicit new ideas and product/promotion suggestions.

Marketing Strategies

The One World Doll Project seeks to revolutionize the multi-cultural doll market.  Under the creative/design leadership of Stacey McBride-Irby, we seek to corner a significant percentage of the United States domestic doll market among mothers, families, and their daughters.  This effort is greatly dependent upon the quality, feel, early brand development, and adoption of the dolls by young girls and their families.

Our success depends heavily upon our design and marketing team’s ability to strike the right chord with the 4-12-year old girl market.  No group talks and shares more than little girls.  We will create a great product that girls talk about and share.  We want them to imagine themselves and their world through their dolls’ eyes.  The One World Doll Project seeks to understand, market to, and intuitively commercialize the 4-12 -year old girl market through gaming, “eventizing,” focus groups, strategic earned media, paid media, boutique organizational partnerships, ancillary media brand opportunities, and an inherent finger on the pulse of the multi-cultural girl and her sensibilities.

The daunting proposition of capitalizing on the opportunity among multi-cultural doll buyers has been undertaken many times in the past by large toy manufacturers and by small, niche companies.  The rationale for creating similar lines is manifold and immediate.  We believe we are perfectly positioned to succeed for several significant reasons.

•
First, there is no substitute for desirable dolls and toys that resonate with children.  Children will pester their parents, teachers, Sunday school teachers, grandparents, older siblings, and anyone else who will listen to achieve their consumption desires.  The cornerstone of our Company is the product and the wherewithal to wrap that product in an aggressive marketing and message program.  This campaign’s effectiveness will ultimately be measured by the effect it has on creating measurable and scalable demand from girls.  At the end of the day, this innovative proposition is predicated upon products that stand out in the clutter of a crowded toy market.

•
Second, Ms. McBride-Irby brings to the Company product design and development experience within the doll industry.  Given the creative and production freedom and platform of The One World Doll Project, Ms. McBride-Irby will be allowed to use her creativity to tap into the body of influence around her likely consumers.

•
Third, there is a huge, disaggregated market of toy consumers looking to buy multi-cultural dolls and to communicate racial/cultural self esteem to their children. Historically, multi-cultural dolls have simply been colorized – white dolls made Black, brown, or yellow. Our dolls will be more authentic and genuine approximations of women from multi-cultural backgrounds.  Assisted by viral and social media, we seek to leverage this market through intensive efforts of marketing directly in platforms and among organizations like churches, fraternities, sororities, civic groups with cultural orientations, and professional groups concerned with advancing specific cultural self-awareness.  Aggregating and expertly messaging individuals and organizations with these sensibilities is a key component of a larger path to success.

•
Fourth, there is a rising tide of sensibility among non-minority girls to widen the circle of inclusion, reflecting their friends, family, and world.  We seek to be the most effective and efficient mover in this space through our diverse offerings.  Princess Tiana, from Disney Animation’s “The Princess and the Frog,” established in Christmas 2009 the viability of Disney’s ethnic products.  The Princess Tiana product line sold very well with more than 45,000 dolls sold in less than one month. (source: Target Market News, “Merchandise for Disney's 'Princess and the Frog' already a hit at stores,” November 18, 2009)

The One World Doll Project story and its emphasis on positive narratives and self-esteem are hallmarks of our marketing strategy.  Where other dolls appeal only to fashion, coolness, and trends, The One World Doll Project will marry those elements with multi-cultural awareness.  We believe this will be a very valuable approach that will differentiate us and resonate with our target market.

Early Pillars of Marketing Campaign

Celebrity and Icons

Celebrity and thought leadership will drive positive reception and scale in media.  We expect to indentify and pitch iconic leaders and celebrity influencers for promotional and endorsement support.  We are specifically targeting child-age and mommy-age leaders and celebrities.

Partnerships and Organizations

Organizations such as The National Urban League, NAACP, National Medical Association, National Dental Association, National Association of Black School Educators, Jack and Jill, Twigs, and 100 Black Men are samples of boutique organizational relationships we will seek with large supportive and leverage-able networks.  Organizations and partnerships serve as additional catalysts and brand extenders for media and mainstream acceptance to capture, maximize, and retain market share.

Media Partnerships, Earned Media, Social Media

We have developed a strategic partnership with Blogalicious, believed to be the nation’s largest gathering and association of female bloggers of color.  Blogalicious, aside from its annual gathering in the fall months, maintains a vibrant and active membership and information database of women of color who are actively involved in mothers’ issues, family purchasing, consumer products, and toys.  This organization was identified by one of our strategic marketing and advertising partners.

Gamification

In order to stay competitive in the emerging realm of computer and online games, we plan to develop games that will incorporate the Prettie Girls characters into alternative counter-reality worlds, allowing girls to become their favorite doll and create online environments where they can live out their fantasies.

Eventizing

The One World Doll Project and Prettie Girls! model calls and regional competitions (as described in more detail below) will allow the Prettie Girls! brand to be introduced into certain U.S. markets with an “American Idol” style talent search.  With partner organizations, we plan to leverage the desire of parents, girls, and their communities to exhibit the highest standards of excellence, beauty, talent, skill, poise, and self-esteem.  We plan to work directly with known brands to create events that drive consumer traffic to our media platforms, social media, and consequently capture consumer data from prospective consumers. “Eventizing” allows us to plant our flag in local markets and to create additional product supply touch points for retailers, partners, and other associated entities.

Digital and Social Media

Through highly messaged social media and The One World Doll Project digital platforms we plan to design and manage an online environment with customized content that engages the young and computer proficient user on a daily basis.  This will be a hallmark of our larger plan for product launches and customer retention.   We currently have very limited amounts of capital available to purchase paid media, which creates a difficult environment for us. Instead of relying solely on declining paid media platforms, we endeavor to maximize social media and digital platforms that will serve to reduce the amount of paid media we need to acquire.

Client Relationship Management

Every effort will be made to ensure that current and potential customers will become part of the One World Doll Project online and social community.  This community will be populated by young ladies and their families with news, information, and personalized message boards that allow them to express their individuality, likes, aspirations, and desires for their life.

Focus Groups

We will strive to have up-to-date market research on our target market of girls, age 4-12 years old, by regularly organizing focus groups.  The data and information gathered will influence media buys, doll design, eventizing, partnerships, and the overall operation of the Company.

The REAL Prettie Girls! ™

We will hold a talent search competition to form a real entertainment group of girls named the “Prettie Girls.”  The Prettie Girls Talent Search is conceived to create a driver to connect cyber and other direct marketing with a “bricks & mortar” presence.  The competition will be an online based national outreach to first inform and then engage consumers, investors, and the public at large nationally.  We anticipate the competition will have three rounds—local, regional, and national.  Girls will be eligible to enter the competition with an online purchase of a Prettie Girls! doll.  The regional and national rounds will be actual events where contestants will perform in front of judges and a live audience of fans.  Contestants will be judged in each round based on their demonstrated skills and intangibles.  Fans will be able to view and vote for contestants online through our website.  We plan to target multiple marketing partners in order to bring attention to the competition.

Production and Manufacturing

To begin our entry into the market place, we began pre-sales of our two collector dolls in the spring of 2011 and will begin mass marketing and public relations for all seven dolls in the first quarter of 2012. We anticipate releasing all of our dolls in the summer of 2012.

In order to produce the highest quality products we have engaged a third party manufacturer in China, Early Light International Ltd .   Early Light, which is headquartered in Hong Kong, will manufacture our initial inventory of dolls, taking advantage of its experience and more than 25 million square feet of production and warehousing space.   Early Light ’s client base includes some of the world’s biggest toy and game developers including Mattel, Fisher-Price, MGA Entertainment, Lego, Hasbro, Playskool, MTV, Lionel, Disney and many more.   We do not have an engagement agreement with Early Light, and they will manufacture our dolls on an as-needed basis.

Our costs are consistent with customary industry practices that will include three main costing phases: pre-production, production and post-production.  The pre-production phase is a setup process that involves development of all tools and equipment needed to produce the dolls and their accessories including clothes, shoes, jewelry as well as face painting masks.  This setup phase bears the greatest amount of up-front costs but will give us everything needed to produce multiple dolls and accessories from the same set of tools.   To date, Early Light has fabricated molds for us to manufacture both the bodies and accessories of our current doll lines.  This process included making separate molds for each of the body parts, such as the head, torso and legs.  We also have separated molds for each of the different types of accessories, such as purses, jewelry, shoes and stands.  The development and fabrication of these molds is complete, although we are still making final engineering adjustments to the molds.  Future molds will be for new accessories and new doll designs, including male body designs.  Our molds and other tooling are developed from high yield metals and synthetics that will yield hundreds of thousands of units before needing replacement. The basis for the yield capacity is derived from the engineering estimates from Early Light, who has warranted our molds for a minimum of 400,000 units. These tools will remain our property but will be stored at the manufacturer’s facilities for future use. The second phase, production, will include the actual production, assembly and packaging of the dolls. This process will also include testing of the dolls for safety requirements set by the U.S. government. The third phase will include shipping and further safety and hazards testing.

Our third party manufacturer, Early Light, is responsible for securing basic raw materials needed for manufacturing our product.  We believe Early Light has a proven record in meeting its contracted obligations, including obtaining all necessary materials for manufacturing.  It obtains its materials from its long-term suppliers, and the materials are continually tested to insure compliance with required specifications.

Trademarks, Copyrights and Patents

We anticipate most of our products being sold under trademarks, trade names, and copyrights, and some products may incorporate patented devices or designs. Such intellectual property could become significant assets in that they will provide product recognition.  We intend on seeking patent, trademark, or copyright protection covering our products.   When adequate funds are available, we intend to register certain trademarks we hold with the U.S. Patent and Trademark Office.  Currently, we believe we hold certain common law trademark rights for certain trademarks including “Prettie Girls” and “The REAL Prettie Girls!”   We will use our best efforts to ensure the rights to all intellectual property we may hold are adequately protected, but there can be no assurance that our rights can be successfully asserted in the future or will not be invalidated, circumvented, or challenged.

Government Regulations

Any dolls we sell in the United States will be subject to the provisions of the Consumer Product Safety Act, the Federal Hazardous Substances Act, and the Consumer Product Safety Improvement Act of 2008, and may also be subject to the requirements of the Flammable Fabrics Act or the Food, Drug, and Cosmetics Act, and the regulations promulgated pursuant to such statutes. These statutes ban from the market consumer products that fail to comply with applicable product safety regulations. The Consumer Product Safety Commission (“CPSC”) may require the recall, repurchase, replacement, or repair of any such banned products or products that otherwise create a substantial risk of injury and may seek penalties for regulatory noncompliance under certain circumstances.  Similar laws exist in some states and in many international markets.

We will attempt to maintain a high level of quality control to help ensure compliance with various federal, state, and applicable foreign product safety requirements, if any.  We may in the future, however, experience, issues in products that result in recalls, withdrawals, or replacements of products. A product recall could have a material adverse effect on our results of operations and financial condition.  A product recall could also negatively affect our reputation and the sales of our other products.

Environmental Issues

We are subject to legal and financial obligations under environmental, health and safety laws in the United States. We are not currently aware of any material environmental liabilities associated with any of our operations.

Employees

We currently have four full time employees and no part time employees.  In addition, we have independent contractor and consultant relationships with other individuals to handle specialized tasks on our behalf such as manufacturing and production, finance and accounting, marketing, executive and public company interaction, and legal.  When additional workloads require more personnel, we will outsource our requirements to additional independent contractors. We anticipate adding, as a result of this Offering, additional full-time personnel in the areas of sales and marketing, finance and accounting, customer service, and order fulfillment.

Properties

Our principal executive offices are located at 418 Bridge Crest Boulevard, Houston, Texas 77082.  Our offices are located at a single family residence building, customized for our use.  Upon completion of this Offering, we plan on moving to a new office/warehouse facility appropriate to our use. Our fulfillment warehouse and inventory facilities are anticipated to be located at our fulfillment contractor’s site.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age and position of our Directors and executive officers.

Name	Age	Position(s) and Office(s)
Corinda Joanne Melton	55	Chief Executive Officer and Director
Stacey McBride-Irby	37	Chief Product Development Officer and Director
Wilma Delaney	66	Director
Robert Hines	42	Director

Below is certain biographical information of our officers and directors:

Corinda Joanne Melton
Chief Executive Officer and Director

Corinda Joanne Melton has served as our Chief Executive Officer and Director since July 2011, and as the Chief Executive Officer of our operating subsidiary, OWDP, since its incorporation in January 2011.  She is responsible for managing the Company and its vision.  She is an established entrepreneur with over 22 years of management experience in the banking, product, and services industries.  She held management positions at various banks from 1978 to 1988 where she was responsible for hiring, training and developing employees.  In addition, from October 1988 to January 2002 she was employed by JP Morgan Chase Bank (“Chase”) where she started as a Commercial Loans Note Teller and was promoted to management within 4 months.  During her career at Chase she was extremely successful in automating manual processes and streamlining job functions resulting in fewer employees needed to perform a variety of job duties.  As a result of her success she was promoted to Division Manager of Commercial Loan Collateral Services, a Senior Management position.

From 2006 until October 2010, Joanne was the President of Imagine International, Inc., a software development company she co-founded.  From January 2006 to June 2006 she was also President of Makeover Houston LLC, a company that produced a Makeover Magazine and television show.  Joanne co-founded Seejay Graphic design in 2002, a graphic design and printing company.  She successfully launched Inmate Expressions, a greeting card branch of Seejay Graphic design.  She was successful in landing contracts with multiple federal prisons in the United States to sell cards through their respective commissaries and warehouses.  As a small business owner she was responsible for operations as well as management of finance, compliance and accounting for the various businesses.

Joanne received her Bachelor of Science in Business Accounting in 2007 from the University of Phoenix.  Joanne is the sister of Wilma Delaney, a member of our Board of Directors.

Joanne has over 23 years of operations experience and banking including 13 years in management. In addition she has over 10 years experience managing and operating private businesses as an entrepreneur.  We believe this qualifies her to be a member of our Board.

Stacey McBride-Irby
Chief Product Development Officer and Director

Stacey McBride-Irby has served as our Chief Product Development Officer and Director since July 2011, and as the Chief Product Development Officer of our operating subsidiary, OWDP, since February 2011.  Prior to this, Stacey was a Project Designer for Mattel, Inc., having been with Mattel for 15 years until January 2011.  While with Mattel, she created the So In Style™ line of African-American Barbies which were released in 2009.  The So In Style™ Barbie collection consists of dolls that come in a variety of skin hues with a fuller nose and lips, distinctive cheekbones and different hair colors and textures.  The collection includes ten different characters and are sold all across the United States at such retailers as Target, Toys ‘R’ Us and Wal-Mart.  Stacey has designed the sorority Barbie™, celebrating the centennial year of Alpha Kappa Alpha, the first African-American Greek Sorority, founded in 1908 at Howard University in Washington, D.C.  She also designed a one of a kind take on the 1980’s Black Barbie™, as well as some of the 2010 Barbie™ career dolls, including Pet Vet Barbie™, Rock Star Barbie™ and Bride Barbie™.

Stacey has been interviewed for magazine and newspaper articles such as Ebony, Essence, Heart & Soul, LA’s Beauty Beat, Upscale, Chicago Sun Times and Daily Breeze, and has appeared on the front cover of Wall Street Journal Personal newspaper.  The So In Style™ dolls have been featured in Barbie™ and Jet magazine.  Stacey has made TV appearances, including CNN Prime News with Richelle Carey on BET’s My Black is Beautiful, Episode 1:  Celebration of Black Beauty.  Further, she has been a guest on talk radio shows which include The Tavis Smiley Show, New Day Talk Radio: In the Know, WHUR with Harold Fisher, and NPR “Tell Me More” in Washington, D.C.  There have also been several online interviews with Stacey for BlackNews.com, Dolls of Color, Talking with Tami and Italian Vogue.

The message of mentoring and empowering the next generation of successful women is near and dear to Stacey’s heart.  She often speaks to young girls at schools and at events within the African American community nationwide.  Stacey’s motto is, “A happy, inspired childhood creates happy, inspired and powerful women.”  She also loves the Lord with all her heart.  She knows that without God none of her accomplishments and success would be possible.

We believe Stacey is a good fit for the Board based on her 15 years of experience in the doll industry with Mattel, including her experience working closely with product developers and manufacturers.  Her ability to advise the Board on the company’s product designs is a valuable asset.

Wilma Delaney
Director

Wilma Delaney has served as our Director since July 2011.  Previously she worked for Dow Chemical Company from 1975 until 2002, when she retired.  While with Dow Chemical, she held multiple positions, including Vice President of Federal, State and Provincial Governmental and Regulatory Affairs.  As head of the central office in Washington, D.C. for ten years, she managed the activities of more than fifty lobbyists and other government and regulatory affairs professionals for all of North America and the territories.  Wilma also managed all advocacy initiatives and maintained relationships with members of Congress and Executive branch staff.  In addition, she established and coordinated close interactions with national political, governmental and regulatory organizations throughout the United States, Canada and Mexico.

Wilma began her career at Dow as an analytical chemist in Midland, Michigan.  Over the next eighteen years, she was promoted through many managerial positions in research, production and environmental areas, including: Manager of Inorganic Analytical Section, Technical Manager of Environmental Control, Director of Environmental Quality for Dow North America, and Global Environmental Technology Center Manager.

During this period, Wilma was responsible for all federal, state and local regulatory compliance for the entire Michigan Division of Dow Chemical, which was the largest chemical facility in the world at that time.

Several of Wilma’s Professional Activities include:

•	Presidential appointee to the Board of Directors of the Mickey Leland National Urban Air Toxics Research Center under both the Bush and Obama administrations.
•	Member of the US-South Africa Bi-National Commission’s Environmental Management and Pollution Working Group, meeting in Johannesburg, South Africa.
•	Member of EPA’s NACEPT Advisory Committee.
•	Member of Presidential Rank Awards Review Board.
•	Member of Michigan Natural Resources and Environmental Leadership Institute.
•	Member of the State of Michigan Delegation Study Tour of Solids Waste Management – inspecting facilities throughout six European countries.
•	Chairman of the American Red Cross Board of Directors for Midland County Michigan.
•	Appointed by the Governor of Michigan to the Science Group of the Michigan Related Risk Assessment Project.
•	Member of President Clinton’s Council on Sustainable Development.
•	Member of the Board of Regents for Prairie View A&M University.

Wilma graduated from Prairie View A&M with a Bachelor’s of Science Degree in Chemistry.  Wilma is the sister of Corinda Joanne Melton, our Chief Executive Officer and Director.

We believe Wilma’s experience in environmental, health and safety in a manufacturing environment, as well as her public policy experience, make her a good fit for the Board.

Robert Hines
Director

Robert Hines has served as our Director since July 2011.  He has been the President of the business consulting firm, Robert Hines and Associates, LLC, since January 2009.  From October 2009 to May 2011, he served as the Chief Executive Officer and President of U.S. Operations of Evolution Solar Corporation.  Prior to that, he worked for Prosperity Bank from May 2005 to August 2008, serving as Region Manager, Senior Vice President and Business Banking Specialist.

Mr. Hines is a results oriented professional with over 20 years of finance and business management experience.  He has managed multi-million dollar businesses.  Mr. Hines is skilled at maximizing profitability and reducing operational expenses while monitoring daily activity.  He has extensive experience in sales/service management and performance coaching by identifying strategic opportunities, managing the client experience, and effectively leading diverse groups.  He has a proven track record in creatively solving complex business problems and coaching employees to optimize bottom line productivity.

Mr. Hines experience includes:

•	Serving as the Chairman and President of a publically traded alternative energy company.
•	Serving as a principal of his own consulting company where he has aided several small businesses in marketing, strategic planning and funding their businesses.
•	Providing consulting services to a variety of different industries, including medical equipment, residential/commercial construction, textile, and renewable energy.
•	Serving as Senior Vice President of a large regional, publically traded financial institution.
•	Serving as Vice President of a large multi-national publically traded financial institution.

Overall, Mr. Hines is an effective and motivational team player with a consistent track record in managing strategic initiatives, delivering results and developing strong community relationships.   He currently serves on various Boards of Directors.  He has earned certification in Performance Coaching through Arc International, St. Meyer & Hubbard and Omega Performance.  These certifications have prepared Mr. Hines to implement, maintain, and train sales management processes, including Coach-the-Coach and Managing the Client Experience.  He has a Series 6 registration (investment company securities, variable annuities, and variable life insurance mutual funds), Series 63 registration (Uniform Securities Agent State Law) and a General Lines Insurance License.

Robert has over 15 years of experience as a senior banker.  His ability to maximize profitability and oversee business plans coupled with his experience serving on the board of directors of several different companies qualifies him to be a member of the Board.

Independence of Directors

We currently have one independent Director on our Board, Robert Hines.  The definition of “independent” used herein is arbitrarily based on the independence standards of The NASDAQ Stock Market LLC.  The Board performed a review to determine the independence of its Directors and made a subjective determination that as to Mr. Hines, no transactions, relationships or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.  In making this determination, the Board reviewed information provided by the Directors with regard to each Director’s business and personal activities as they may relate to us and our management.  We are not required to maintain any independent Directors at this time.  Furthermore, the Over-The-Counter Bulletin Board or Over-the-Counter Markets , where we hope to quote our common stock does not require that quoted companies maintain independent Directors.  We will seek to appoint additional independent Directors, if and when we are required to do so.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table provides summary information for the years 2010 and 2009 concerning cash and non-cash compensation paid or accrued to or on behalf of all Directors and certain executive officers.

Summary Executive Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
James Percell,	2010	-	-	-	-	-	-	-	-
Former President, CEO and Director (1)	2009	-	-	-	-	-	-	-	-

Michael Thompson,	2010	-	-	-	-	-	-	-	-
Former CFO (2)	2009	-	-	-	-	-	-	-	-

Thomas Bray,	2010	-	-	-	-	-	-	-	-
Former Director (3)	2009	-	-	-	-	-	-	-	-

(1)           Mr. Percell resigned from all offices in July 2011

(2)           Mr. Thompson resigned from all offices in July 2011.

(3)           Mr. Bray resigned from all offices in July 2011.

Current Levels of Executive Compensation and Employment Agreements

Currently we have only two executive officers, Corinda Joanne Melton, our Chief Executive Officer, and Stacey McBride-Irby, our Chief Product Development Officer.  In October 2011, we entered into employment agreements with Ms. Melton and Ms. McBride-Irby.  Pursuant to the agreements, Ms. Melton receives an annual base salary of $150,000, and Ms. McBride-Irby receives an annual base salary of $132,000.  The term of both agreements ends on April 1, 2014.  If adequate cash is not available to pay the salaries of Ms. Melton and Ms. McBride-Irby at the end of any month, their respective salaries will accrue until such time as adequate cash is available. Both employment agreements provide, however, that if the executive terminates her employment for good reason or the company terminates the executive’s employment without cause, the executive will be entitled to receive in one lump sum payment the full remaining amount under the term of the agreement to which she would have been entitled had the agreement not been terminated.

Current Compensation of Directors

At present, the Company does not pay its Directors for attending meetings of the Board of Directors, nor does it have a standard arrangement pursuant to which Directors of the Company are compensated for any services provided as a Director.  On April 1, 2011 and June 26, 2011, however, The One World Doll Project, Inc., the Company’s operating subsidiary, issued 45,000 shares of its common stock to each of Mr. Hines and Mrs. Delaney, respectively, as consideration for agreeing to serve on the Board of Directors of the Company after the share exchange was effected.  See, “Corporate History and Background.”  Upon the occurrence of the share exchange and the reverse stock split, each individual’s 45,000 shares converted to 687,852 shares of common stock of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
The table below sets forth the number and percentage of shares of our common stock owned as of February 6, 2012 by the following persons: (i) stockholders known to us who own 5% or more of our outstanding shares, (ii) each of our executive officers and directors, and (iii) our executive officers and directors as a group.  As of February 6, 2012 , there were 58,931,040 shares of our common stock outstanding.

Name and address of beneficial owner	Amount of beneficial ownership	Percent of class

Corinda Joanne Melton	4,707,965 shares	7.99%
CEO and Director
418 Bridge Crest Boulevard, Houston, Texas 77082

Stacey McBride-Irby	6,381,738 shares	10.83%
Chief Product Development Officer and Director
418 Bridge Crest Boulevard, Houston, Texas 77082

Wilma Delaney	687,852 shares	1.17%
Director
418 Bridge Crest Boulevard, Houston, Texas 77082

Robert Hines	1,452,132 shares	2.46%
Director
418 Bridge Crest Boulevard, Houston, Texas 77082

All directors and executive officers as a group (4 persons)	13,229,687 shares	22.45%

Trent Daniel	4,077,434 shares (2)	6.92%
Consultant to the Company
418 Bridge Crest Blvd Houston, TX 77082

Bradley Melton	3,179,405 shares	5.40%
3009 Oak Hollow Road Oklahoma City, OK 73120

EM Options Capital, LLC (1)	3,022,728 shares	5.13%
7934 Wolfield Lane Houston, TX 77071

(1)  EM Options Capital, LLC is owned by Charles Potter.

(2) Does not include 764,280 shares of common stock owned by Mr. Daniel’s wife, Sarah Marie Daniel, for which shares it is deemed he  does not have  beneficial ownership.

Change in Control

On July 21, 2011, we entered into and closed a Share Exchange Agreement, as described in more detail above under “Corporate History and Background.”  We are aware of no arrangements the operation of which may at a subsequent date result in a change in control.

EXPERTS

The financial statements of the Company as of December 31, 2010 and 2009, included in this Prospectus, have been audited by Ham, Langston and Brezina, L.L.P., our independent registered public accounting firm, as stated in their report appearing herein and have been so included in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Chapter 78 of the Nevada Revised Statutes (“NRS”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NRS Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged, after exhaustion of all appeals, to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Our Articles of Incorporation provide that we will indemnify any and all persons who may serve or who have served at any time as directors or officers or who at the request of the Board of Directors, may serve or any time have served as directors or officers of another corporation in which we at such time owned or may own shares of stock or of which we were or may be a creditor, and their respective heirs, administrators, successors and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and necessarily by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been our directors or officers, or of such other corporation, except in relation to matters as to which any such director or officer of us, or of such other corporation or former director or officer or person shall be adjudged in any action, suit or proceeding to be liable for his own negligence or misconduct in the performance of his duty. Such indemnification will be in addition to any other rights to which those indemnified may be entitled under any law, by law, agreement, vote of shareholder or otherwise.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to provisions of our Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that such director, officer or controlling person asserts a claim for indemnification against us in connection with a successful defense of any action, we reserve the right to submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act.  We will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

FORWARD LOOKING STATEMENTS

This Form S-1, including disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contains forward-looking statements. These forward-looking statements which include words such as "anticipates", "believes", "expects", "intends", "forecasts", "plans", "future", "strategy" or words of similar meaning, are subject to risks and uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. You should not unduly rely on these statements. Forward-looking statements involve assumptions and describe our plans, strategies, and expectations. You can generally identify a forward-looking statement by words such as may, will, should, expect, anticipate, estimate, believe, intend, contemplate or project. Factors, risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include those risks set forth under “Risk Factors.”

With respect to any forward-looking statement that includes a statement of its underlying assumptions or basis, we caution that, while we believe such assumptions or basis to be reasonable and have formed them in good faith, assumed facts or basis almost always vary from actual results, and the differences between assumed facts or basis and actual results can be material depending on the circumstances. When, in any forward-looking statement, we or our management express an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished. All subsequent written and oral forward-looking statements attributable to us, or anyone acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Except as required by applicable law, including the securities laws of the United States and/or if the existing disclosure fundamentally or materially changes, we do not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect unanticipated events that may occur.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes and other financial information included elsewhere in this report.

Disclosure Regarding Forward-Looking Statements

We are including the following discussion to inform our existing and potential security holders generally of some of the risks and uncertainties that can affect us. From time to time, our management or persons acting on our behalf make forward-looking statements to inform existing and potential security holders about our company. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, included or incorporated by reference in this report that address activities, events or developments that we expect or anticipate may occur in the future, including such things as future capital expenditures, business strategy, competitive strengths, goals, growth of our business and operations, plans and references to future successes may be considered forward-looking statements. Also, when we use words such as “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” “forecast,” “may,” “should,” “budget,” “goal,” “expect,” “probably” or similar expressions, we are making forward-looking statements. Many risks and uncertainties may impact the matters addressed in these forward-looking statements. Our forward-looking statements speak only as of the date made and we will not update forward-looking statements unless the securities laws require us to do so.

Some of the key factors which could cause our future financial results and performance to vary from those expected include:

•	our ability to meet production and sales goals

•	our ability to raise adequate capital to fund operations

•	market developments affecting, and other changes in, the demand for our products or the introduction of competing products;

•	increases in the price of raw materials used in the production of our dolls;

•	our ability to develop and market our businesses at a level necessary to implement our business strategy and our ability to finance our development;

•	the condition of the capital markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;

•	the political and economic climate in the foreign or domestic jurisdictions in which we conduct business; and

•	other United States or foreign regulatory or legislative developments which affect the demand for our products generally or increase the cost for our products.

The information contained in this report, including the information set forth under the heading “Risk Factors”, identifies additional factors that could cause our results or performance to differ materially from those we express in our forward-looking statements. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions and, therefore, the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements which are included in this report and the exhibits and other documents incorporated herein by reference, our inclusion of this information is not a representation by us or any other person that our objectives and plans will be achieved.

General
One World Holdings, Inc. (“Holdings”, a Nevada Corporation, formerly known as Environmental Safeguards, Inc.), is a Houston based development stage company with plans to release a line of mainstream multicultural dolls aimed at high-end collectors and young pre-teen girls. The Company’s operations are conducted through its wholly-owned subsidiary, The One World Doll Project, Inc., a Texas Corporation (OWDPI).  In this discussion Holdings and OWDPI are collectively referred to as “One World”. For the first year of operations, One World will be focused on direct sales and Internet sales and we will not require a storefront for operations.  Manufacturing of our dolls will be outsourced to a physical plant facility in the Peoples Republic of China owned by a third-party manufacturer we have selected.

Reverse Merger and Recapitalization

On July 21, 2011, Holdings entered into a reverse merger/recapitalization transaction with OWDPI. The reverse merger which resulted in a recapitalization of OWDPI was achieved through a Share Exchange Agreement (the "Share Exchange") between the shareholders of One World and OWDPI. Holdings was the acquiring legal entity in the transaction, but OWDPI is the surviving reporting entity for accounting purposes because its former shareholders emerged from the transaction with a controlling interest. The acquisition is treated as a recapitalization of OWDPI because, prior to the transaction, Holdings had no significant assets, liabilities or operations.

The recapitalization of OWDPI was achieved by exchanging each share of the OWDPI for 15.2856 shares of Holdings (taking into consideration a 38.214 for 1 exchange ratio followed by a 1 for 2.5 reverse split of the Holding’s shares). OWDPI's shareholders received a total of 52,005,437 shares under the Share Exchange, resulting in 57,431,040 outstanding shares (after the reverse split). Accordingly, OWDPI's former shareholders control approximately 90% of the Company after the Share Exchange. The share exchange and reverse stock split have been given retroactive effect in this discussion and in the accompanying consolidated financial statements.

Results of Operations

During the period from inception, October 1, 2010, to December 31, 2010 and for the  nine months ended  September 30, 2011, substantially all of our efforts have been focused on fundraising, developing a management team and positioning the Company to manufacture our dolls.  Following is an analysis of our operating results for the period from inception, October 1, 2010, to December 31, 2010 and for the  nine months ended September 30, 2011.

		Inception.
	Nine Months	October 1,
	Ended	2010, to
	September 30,	September 30,
	2011	2011

General and administrative expenses:
Professional fees	$156,307	$176,307
Consulting fees	738,100	749,288
Contract labor	121,313	199,134
Marketing and advertising	57,283	57,283
Computer and internet charges	13.073	34,529
Research and development	86,361	86,361
Other	61,898	64,757

Total general and administrative expenses	1,234,335	1,367,659

Other expenses:
Interest expense	22,538	24,096
Recapitalization expense	31,667	31,667

Total other expenses	54,205	55,763

Net loss	$(1,288,540)	$(1,423,422)

Professional fees of $156,307 and $20,000 for the nine months ended September 30, 2011 and for the period from inception, October 1, 2010, to December 31, 2010, respectively, relate primarily to legal and accounting services that we incurred in formation of the Company, effecting the Share Exchange and financial statement audits. We expect to continue incurring such fees in the future as we prepare a registration statement and have ongoing reporting requirements.

Consulting fees of $738,100 and $11,188 for the nine months ended September 30, 2011 and for the period from inception, October 1, 2010, to December 31, 2010, respectively, were incurred as we built our management team and positioned ourselves to market our dolls. Consulting fees were incurred primarily in the form of stock issuances to consultants which made up $698,100 and $40,000 of the balance for the nine months ended September 30, 2011 and for the period from inception, October 1, 2010, to December 31, 2010, respectively. We have approximately 15 consultants that have agreed to help us establish and market our Company and our products.  Certain consultants had consulting agreements that provided for share issuances, which shares were issued at the inception of the agreements.  Accordingly, the compensation associated with the shares was recognized immediately, based on the estimated fair value of the shares issued.  Consulting fees will continue in the future, but are expected to be at reduced levels.
The services of a variety of consultants have been integral in developing our business model, furthering our business and ensuring the successful pursuit of our goals.  Our consultants have contributed a wide variety of different services.  These services can be classified into several different categories, as follows:

1.      Business model development and implementation which consists of advice, counsel and services in the areas of fund raising strategy, corporate structure, hiring needs, office space acquisition and corporate governance;

2.      Financial and accounting which consists of advice, counsel and services in the areas of developing financial models and corporate accounting systems, corporate structure, quarterly reviews, various day to day accounting and bookkeeping;

3.      Product development which consists of advice and counsel in the areas of manufacturer selections, development process, engineering reviews, prototype development and testing, quality control, logistical support, safety standards compliance and physical packaging design; and

4.      Marketing and promotions which consists of advice, counsel and services in the areas of videography, photography, graphic design, printing, marketing and public relations activities, strategic market research and planning, website development and IT support.

We have incurred contract labor expenses of $121,313 and $77,821 for the nine months ended September 30, 2011 and for the period from inception, October 1, 2010, to December 31, 2010, respectively, for payments to our management team. Contract labor fees will continue as primary expenses in future periods, and the Company currently expects the expenses to be at similar levels for the near term. However, they may increase as the Company matures.

We incurred research and development expenses of $86,361 and $ -0- for the nine months ended September 30, 2011 and for the period from inception, October 1, 2010, to December 31, 2010, respectively, primarily related to the initial sculpture design, development and testing of the doll prototypes. We expect to incur additional research and development costs of approximately $10,000 relating to the release of our first six doll designs.

Marketing and advertising expenses of $57,283 and $ -0- for the nine months ended September 30, 2011 and for the period from inception, October 1, 2010, to December 31, 2010, respectively, relate primarily to the initial market research and publicity campaigns to promote awareness of our doll line to the doll collectors and the general public. We plan to spend an additional $300,000 on an extensive media marketing and advertising campaign once the capital to fund such a campaign is raised and the dolls are ready for release to the doll collector and public markets.

Other general and administrative expenses of $61,898 and $ 2,859 for the nine months ended September 30, 2011 and for the period from inception, October 1, 2010, to December 31, 2010, respectively, relate primarily to our day to day operating expenses such as telephone, automobile, travel, etc. We will continue to incur other general and administrative expenses on an ongoing basis and expect these costs to increase as we launch our doll line and our operations mature.

Interest of $22,538 and $1,558 incurred during the nine months ended September 30, 2011 and for the period from inception, October 1, 2010, to December 31, 2010 relate to debt and warrants that we issued for our initial working capital requirements. We present a detailed description of the financing activities, applicable interest rates and warrants issued to raise working capital below and in the consolidated financial statements within this Prospectus.

Recapitalization expense of $31,667 during the nine months ended September 30, 2011 relates to net liabilities assumed by us in the reverse merger and recapitalization transaction.

Liabilities and Commitments

During the period from inception, October 1, 2010, to December 31, 2010, we issued two $30,000 unsecured face value notes, bearing interest at 14% and due in monthly installments of interest only of $350, each, for the first six months and interest and principal of $698, each, for the remaining 60 months.

In January 2011, we issued a $30,000 unsecured face value note, bearing interest at 14% and due in monthly installments of interest only of $350 for the first six months and  interest and principal of $698 for the remaining 60 months.

In March 2011, we issued a $40,000 unsecured face value note, bearing interest at 14% and due in monthly installments of interest only of $467 for the first six months and interest and principal of $1,210 for the remaining 42 months.

On July 21, 2011, the Company issued a $20,000 short term notes payable to an individual. This note is uncollateralized,  and originally bore no interest and  was originally due two months from the date of issue. The note includes provisions for an extension period of an additional two months with interest at 15% per year, which period expired on November 21, 2011. The company is currently in default on this note and is subject to legal costs of up to $10,600, should the note holder elect to pursue collection.

On July 21, 2011, the Company also assumed accounts payable to former officers and directors totaling $34,000. These accounts payable were converted to uncollateralized notes payable that bear interest of 16% per year and are due July 21, 2012.

On August 24, 2011, we issued a convertible debenture for $100,000 bearing interest at14% per annum with principal and any accrued and unpaid interest due and payable on August 12, 2012. This debenture allows the holder to convert any portion of any principal and accrued but unpaid interest into shares of our common stock at a rate of $.04 per share, subject to certain adjustments that can be made for events prior to conversion by the holder.

On August 31, 2011, we entered into an agreement for accounting services under which we will issue shares of our common stock in exchange for services at a rate of $.04 per share. Through October 15, 2011, we have committed to issue approximately, 480,000 shares under this agreement.

On September 27, 2011, we issued a convertible debenture for $10,000 bearing interest at 14% per year with principal and any accrued and unpaid interest due and payable on September 27, 2012. This debenture allows the holder to convert any portion of any unpaid principal balance and any accrued but unpaid interest into shares of our common stock at a rate of $.04 per share, subject to certain adjustments that can be made for events prior to conversion by the holder.

Following is an analysis of future annual maturities of our notes payable and long-term debt at September 30, 2011:

Contractual
Principal
Year Ending September 30 ,	Payments

2011	189,298
2012	26,661
2013	30,642
2014	27,742
2015	19,657

$294,000

Events Subsequent to September 30, 2011

On October 10, 2011, we issued a convertible debenture for $25,000 bearing interest at 14% per year with principal and any accrued and unpaid interest due and payable on October 10, 2012. The debenture allows the holder to convert any portion of any unpaid principal balance and any accrued but unpaid interest into shares of our common stock at a rate of $.04 per share, subject to certain adjustments that can be made for events prior to conversion by the holder.

On November 4, 2011, the Company sold 1,000,000 shares of common stock to a corporation at $0.02 per share for proceeds of $20,000, The Company also issued the corporation 500,000 for services valued at $10,000 based on the value of the shares issued for cash.

On December 20, 2011, we issued a convertible debenture for $6,000 bearing interest at 14% per year with principal and any accrued and unpaid interest due and payable on December 20, 2012. The debenture allows the holder to convert any portion of any unpaid principal balance and any accrued but unpaid interest into shares of our common stock at a rate of $.04 per share, subject to certain adjustments that can be made for events prior to conversion by the holder.

Liquidity and Capital Resources

The Company has incurred losses from operations since inception, has limited financial resources, has a negative working capital position at September 30, 2011 of $337,278 and has an accumulated deficit of $1,423,422 through September 30, 2011. The losses to date represent costs incurred primarily to pay the management team and individuals engaged by the Company to design and develop the Company’s dolls, to negotiate and coordinate the production of the dolls and to develop the marketing strategy to promote the doll line to doll collectors and public markets. Through September 30, 2011, the Company has recorded $738,100 of expense applicable to the management and consulting teams that was paid through the issuance of common stock.

The Company’s primary sources of capital since inception have come from either private placement sales of common stock, the issuance of debt or advances from individuals. Through September 30, 2011 the Company received capital from the following sources:
Source	Amount

Proceeds from notes payable	$130,000
Proceeds from long-term debt	55,292
Proceeds from issuance of common stock and warrants	354,708
Proceeds from advances from individuals	25,900
Repayments on advances	(23,850)

Net cash provided by financing activities	$542,050

We estimate that we are currently using approximately $47,000 per month in our operations.  We believe that our capital requirements for the next 12 months will be approximately $1.5 million. Our capital requirements include $300,000 for capital expenditures (product testing, 3rd party inspections, tooling, office furnishing and product warehousing), manufacturing costs and $1.2 million for marketing, public relations, and general and administrative costs (inventory purchases, staff expansion, legal and accounting fees and general office expenses).  We anticipate meeting our capital requirements by raising funds through a combination of private placements of our common stock and/or issuance of notes payable to private investors. We currently depend primarily on in-kind arrangements and out-of-pocket cash for our month-month capital needs.  After a market for our common stock develops, we plan to raise funds through a private offering of our common stock to accredited investors.  Should we be unable to obtain the capital necessary to fund our expected future working capital needs, we would scale back on marketing, operational and administrative requirements, resulting in slower growth.  The amount that we would have to scale back spending would correlate to any deficiency in funding.  Such a funding shortage would likely result in an extremely limited budget for advertising and non-essential staff and consultants; however, we would still anticipate meeting our production and product launch deadlines, but we would produce less product initially.  If we are able to raise more than $1.5 million during the next 12 months, we expect to use this capital to increase our marketing efforts and production capabilities.

Our business plan currently anticipates our first sales of dolls to begin in the second or third quarter of 2012 , and our first inventory expenditures to occur in the first quarter of 2012 ; however, we anticipate a loss from operations in 2012.  We hope to raise needed equity or debt financing upon completion of a public registration of our common stock.  The sale of our common stock through any future private offering will have a dilutive impact on existing common stockholders.

Plan of Operations and Related Risks

We are currently implementing our plan to manufacture and market our line of dolls in the United States. We currently have two sets of prototypes of our dolls on hand, each set consisting of two collectible dolls, and five fashion dolls.
All equipment needed for manufacturing and production except for molds and tooling is owned and operated by our third-party manufacturer.  Therefore, we will have no production equipment needs or expenditures other than the production molds and tooling.  We have invested $70,000 in these molds and tooling; as of June 30, 2011 and anticipate that an additional $50,000 will be invested in these items that will remain our sole property.  These molds and tooling will be stored in our manufacturer’s warehouse. The molds and tooling can be shipped or transferred as needed if we should ever choose to use a different manufacturer.
As described above, we believe that our capital requirements for the next 12 months will be approximately $1.5 million.  If we are able to raise this amount of capital, we anticipate using the funds as follows:

Target Market According to the United States 2010 Census Bureau reports and reports by childstats.org, there are 24.3 million children in the U.S. between the ages of 6-11.  Our goal is to capture at least 0.73% (177,000) of this market within our first year and to obtain at least 2.36% (572,404) of this market by the end of year three.  While we will be competing in the global doll market, the multi-cultural market presents a substantial “out of the gate” opportunity.

With a primary focus on African-American broadcast and print outlets, we believe we can quickly capture a significant portion of the African-American target market.  In order to accomplish our sales goals, we will maintain two first year marketing and public relations focal points.  Our first focal point will be African-American mass media, and our second will be direct internet sales with an emphasis on social media.

Business Strategy Our goal is to be the leading provider of multi-cultural doll products to the specialty, affinity, and mass merchandise retail marketplace through a focus on direct and online sales models.  Key elements of our strategy include:

1.
Developing a strong online presence for The One World Doll Project. By focusing our core sales on internet and catalog sales, we believe we will be able to capture our market while eliminating the “eye level competition” we would face in the retail stores.

2.
Driving business by utilizing the celebrity of our lead doll designer to promote the products globally. We will be conducting a major global Public Relations (“PR”) campaign around Stacey McBride-Irby, our doll creator.

3.
Using the power of celebrity partners and PR to develop relationships with major store chains and affinity organizations.  In year two, we intend to conduct celebrity VIP meet and greets, etc., to introduce and promote The One World Doll Project to major store chains.

Product Launch and Implementation  The One World Doll Project is expected to be introduced to consumers in the first quarter of 2012 largely through a very comprehensive, strategic, and highly targeted public relations effort.  We will use a national media relations campaign to launch the Company and our products, emphasizing the creative background and depth of our business team and the cultural impact of our products.  Our marketing campaign will include major print, online and broadcast news media.  Other grassroots and social media campaigns will be coordinated and directed at the creation of a significant groundswell of interest and word-of-mouth buzz.

To begin our entry into the market place, we anticipate releasing our first six doll designs in time for summer 2012.  In the first quarter of 2012, we will begin our mass marketing and public relations campaign around the initial six doll designs. Our ability to implement this campaign will depend on our ability to raise adequate capital.

In order to produce the highest quality dolls we have engaged a third-party manufacturer in China to manufacture our initial inventory of dolls, taking advantage of its experience and more than 25 million square feet of production and warehousing space.  Our manufacturer’s client base include some of the world’s biggest toy and game developers including Mattel, Fisher-Price, MGA Entertainment, Lego, Hasbro, Playskool, MTV, Lionel, Disney and many more.

Manufacturing is dependent on a third-party manufacturer  We will be dependent on a third-party manufacturer, and if our relationship with  the manufacturer is harmed or if they independently encounter difficulties in the manufacturing of our dolls, we could experience product defects, production delays, cost overruns or an inability to fulfill orders on a timely basis, any of which could adversely affect our business, financial condition and results of operations.

In the future, we may depend on multiple third-party manufacturers. Our manufacturers will develop, provide and use the tools, dies and molds that we own to manufacture our products. We have limited control over the manufacturing processes themselves. As a result, any difficulties encountered by the third-party manufacturers that result in product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis could adversely affect our business, financial condition and results of operations.

Manufacturing operations will be outside of the United States, subjecting the Company to risks common to international operations. We will use a third-party manufacturer located principally in China which may subject us to the risks normally associated with international operations, including; political instability, civil unrest and economic instability; greater difficulty enforcing intellectual property rights and weaker laws protecting such rights; complications in complying with laws in varying jurisdictions and changes in governmental policies; greater difficulty and expenses associated with recovering from natural disasters; transportation delays and interruptions; the potential imposition of tariffs; and challenges to the pricing of intercompany transactions made by taxing authorities in the United States, with potential increases in income taxes.

Our reliance on external sources of manufacturing can be shifted, over a period of time, to alternative sources of supply, should such changes be necessary. However, if we are prevented from obtaining products or components for a material portion of our product line due to  political, labor or other factors beyond our control, our operations will be disrupted while alternative sources of products are secured. Also, the imposition of trade sanctions by the United States against a class of products imported by us from China, or the loss of “normal trade relation” status by China, could significantly increase our cost of products imported from that nation. Because of the importance of our international sourcing of manufacturing to our business, our financial condition and results of operations could be significantly and adversely affected if any of the risks described above occurred.

Production Process  The production process for the units will take approximately 10 weeks from the time that tooling, engineering specifications and prototypes have been approved. Once production starts, we anticipate having the capacity to produce up to 40,000 dolls per week, as our needs require. We have already completed many of the production first steps and are now in the process of testing the tooling. This will take roughly 5-7 weeks and will put us on track to start full scale production in the First Quarter of 2012.

Manufacturing issues that may affect our planned production time frame are typically experienced during the early stages of the production process and many of those early stage activities have been completed successfully. Accordingly, we do not anticipate any significant delaying factors unless they occur at the production (assembly line) stage. These factors and their contingencies have been vetted by our manufacturer and based on their production experience, clientele and success in the market place we believe that our manufacturer has adequately planned for these factors and is capable of addressing them to our satisfaction.

If the need arises for us to fulfill rush orders, we believe that our manufacturer can increase production with limited out-of-pocket cost to us, other than the increased shipping costs that would occur from air shipping as opposed to normal sea lane shipping.

Quality Control Measures  Our manufacturer provides inspection services.  However, as an additional level of protection, prior to the release of the first few shipments of our product, we plan to use a third party inspector located in China to ensure that we are compliant with all safety requirements associated with the age grading for our products.  Our third-party inspector will perform tests of our product for the presence of unsafe chemicals or heavy metals and tests for unsafe physical attributes of our product.  Our products will comply with EN-71-1 standards for toy safety established by the European Committee for Standardization and can be sold in the US, Europe, and Canada.

Shipping  Product is purchased FOB (Freight-on-Board) common carrier and is our property once each shipment is transferred to a selected air or ocean carrier.

Inventory/Warehousing Initially, inventory will be maintained at a corporate warehouse that we plan to lease.  Inventory will be tracked using a computerized database.

Distribution  We will distribute our products from a corporate warehouse in Houston, Texas. We will implement a fulfillment and delivery system that we will use to record and track all orders placed via our online point of sale system and we expect to have those orders fulfilled and shipped within 48 hours of order receipt.

Costs  Our costs are consistent with customary industry practices and will include three main costing phases: pre-production, production and post-production.  The pre-production phase is a setup process that involves development of all tools and equipment needed to produce the dolls and their accessories including clothes, shoes, jewelry as well as face painting masks.  This setup phase bears the greatest amount of up-front costs but should provide us everything needed to produce multiple dolls and accessories from the same set of tools.  Our molds and tooling are developed from high yield metals and synthetics with an estimated yield of 400,000 units before requiring replacement.  Our tools will remain our property but will be stored at our manufacturer’s facilities for future use.   We have invested $70,000 in these molds and tooling, as of June 30, 2011 and anticipate that an additional $50,000 will be invested in these items.  We do yet have a committed source of funding to cover this anticipated capital expenditure.   The second phase, production, will include the actual production, assembly and packaging of the dolls. This process will also include testing of the dolls for safety requirements set by the U.S. government. The third phase will include shipping and further safety and hazards testing. In the event that any safety requirements are not met, there are risks of delays in getting the dolls to market in the expected timeframe.   We do yet have a committed source of funding to finance the second or third phases described above.

Trademarks, Copyrights and Patents We anticipate most of our products being sold under trademarks, trade names, and copyrights, and some products may incorporate patented devices or designs. Such intellectual property could become significant assets in that they will provide product recognition.  We intend on seeking patent, trademark, or copyright protection covering our products.  We will use our best efforts to ensure the rights to these properties are adequately protected, but there can be no assurance that our rights can be successfully asserted in the future or will not be invalidated, circumvented, or challenged.

Government Regulations  Any dolls we sell in the United States will be subject to the provisions of the Consumer Product Safety Act, the Federal Hazardous Substances Act, and the Consumer Product Safety Improvement Act of 2008, and may also be subject to the requirements of the Flammable Fabrics Act or the Food, Drug, and Cosmetics Act, and the regulations promulgated pursuant to such statutes. These statutes ban from the market consumer products that fail to comply with applicable product safety regulations. The Consumer Product Safety Commission (“CPSC”) may require the recall, repurchase, replacement, or repair of any such banned products or products that otherwise create a substantial risk of injury and may seek penalties for regulatory noncompliance under certain circumstances.  Similar laws exist in some states and in many international markets.

We will attempt to maintain a high level of quality control to help ensure compliance with various federal, state, and applicable foreign product safety requirements, if any.  We may in the future, however, experience issues in products that result in recalls, withdrawals, or replacements of products. A product recall could have a material adverse effect on our results of operations and financial condition.  A product recall could also negatively affect our reputation and the sales of our other products.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, such as financing or unconsolidated variable interest entities.

Recent Accounting Standards

We have considered all recently issued accounting standards updates and SEC rules and interpretive releases.

In September 2011, the Financial Accounting Standards Board (“FASB”) issued updated accounting guidance amending the method an entity uses to test its goodwill for impairment. Under previous guidance, an entity was required to test goodwill for impairment, on at least an annual basis, in two steps. First an entity must compare the fair value of a reporting unit with its carrying amount, and if the fair value of the reporting unit was less than its carrying amount, then the second step of the test must be performed to measure the amount of the impairment loss, if any. Under the updated guidance an entity is not required to calculate the fair value of a reporting unit unless it determines that it is more likely than not that its fair value is less than its carrying amount. An entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to the determination that it is more likely than not that a reporting unit’s fair value is less than its carrying amount. If the determination is that it is not more likely than not, then performing the two-step impairment test is unnecessary. The updated guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual or interim goodwill impairment tests performed prior to September 15, 2011, if an entity’s financial statements for the most recent annualperiod have not yet been issued. We currently have no goodwill and accordingly, this guidance is not expected to impact our financial position or results of operations.

In June 2011, the FASB issued updated accounting guidance that requires the total of comprehensive income, the components of net income and the components of other comprehensive income to be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. This update eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In the two-statement approach, the first statement should present total net income and its components in the statement of net income followed consecutively by a second statement of other comprehensive income that should present total other comprehensive income, the components of other comprehensive income, and a total of comprehensive income. The updated guidance does not change the items that must be reported in comprehensive income. This updated guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, and should be applied retrospectively. Early adoption is permitted. We currently have no elements of other comprehensive income and accordingly, this guidance had no impact on our financial statements.

In December 2010, the Financial Accounting Standards Board issued updated accounting guidance for the disclosure of supplementary pro forma information for business combinations. The guidance clarifies the acquisition date that should be used for reporting the pro forma financial information disclosures when comparative financial statements are presented and specifies that the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The guidance also expands the supplemental pro forma disclosure requirements to include a description of the nature and amount of material, non-recurring pro forma adjustments directly attributable to the business combination included in the reported pro forma information. The updated guidance is effective prospectively for business combinations with an acquisition date on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. We adopted the updated guidance in 2010 and applied its provisions to the reverse merger/recapitalization described in this discussion.

Critical Accounting Policies

Our consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires the use of estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting policies that we believe are the most important to aid in fully understanding our financial results are the following:

Use of Estimates  The  preparation  of  financial  statements  in  conformity with  GAAP requires management  to  make  estimates  and  assumptions  that affect the reported amounts  of  assets and liabilities at the date of the financial statements and  the  reported  amounts  of  revenue  and expenses during the reporting period.  Actual results could differ from those estimates.

Income Taxes   Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS
AND CERTAIN CONTROL PERSONS

Since its inception the Company has utilized a media company that is owned by Trent T. Daniel and Corinda Joanne Melton for website design and other media publicity. Mr. Daniel is one of the Company’s founders, a significant stockholder and an outside consultant, and Ms. Melton is a Director of the Company and the Chief Executive Officer.  Although the services obtained from the media company were in the normal course of business, they represent a related party transaction as a result of Mr. Daniel and Ms. Melton’s ownership interest in it. The Company paid the media company $39,130 for services during the period from inception through  September 30, 2011. The Company has determined that the terms of this related party transaction are no less favorable than could be obtained from independent, third parties.

Trent T. Daniel, a significant stockholder and an outside consultant, is a founder of our wholly owned operating subsidiary, The One World Doll Project Inc.  As our consultant, Mr. Daniel assists in marketing and public relations for the sales of our products.    In addition to originally receiving founder shares of common stock, The One World Doll Project, Inc. has paid Mr. Daniel consulting fees, in aggregate, of $8,434 during the year ended December 31, 2010 and $88,348 during the year ended December 3 , 2011.

DESCRIPTION OF CAPITAL STOCK

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.0025 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.  As of February 6, 2012, 58,931,040 shares of common stock and no shares of preferred stock were issued and outstanding.

Common Stock

Subject to preferences that may apply to shares of preferred stock outstanding, if such shares are ever issued, the Board of Directors may from time to time declare, and the Company may pay dividends on its outstanding common shares in the manner and upon the terms and conditions provided by law.  Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders.  Stockholders are not entitled to cumulative voting for the election of directors. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock. The outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our Board of Directors is empowered to designate and issue from time to time, without need of stockholder approval, one or more classes or series of preferred stock and to fix and determine the voting powers, designations, preferences, limitations, restrictions and relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the holders of our Company’s common stock or could have the effect of discouraging or making difficult any attempt by a person or group to obtain control of the Company.

Of the 10,000,000 shares of preferred stock that we are authorized to issue, there is a certificate of the designation, preferences, rights and limitations filed for 5,000,000 shares of Series B Convertible Preferred Stock (the “Series B Preferred”), 400,000 shares of Series C Convertible Preferred Stock (the “Series C Preferred”) and 400,000 shares of Series D Convertible Preferred Stock (the “Series D Preferred”).  As described above, however, no shares of preferred stock are issued and outstanding as of the date of this Prospectus, and these certificates of designation are subject to change prior to any shares being issued, if ever.

SELLING STOCKHOLDERS

This Prospectus relates to the resale of up to 8,236,665 shares of common stock by the selling stockholders. The table below sets forth information with respect to the resale of shares of common stock by the selling stockholders.  Except for the 1,250,000 shares offered by Michael and Jacquelyn Emmers below, all of the selling stockholders acquired their shares in the Exchange Agreement transaction described above in the “Corporate History and Background” subsection of this Prospectus. We will not receive any proceeds from the resale of common stock by the selling stockholders for shares currently outstanding.  None of the selling stockholders are broker/dealers and/or affiliated with broker/dealers.  Except as described in footnotes below, none of the selling stockholders have had a material relationship with us since our inception.  As of the date of this Prospectus, we have 58,931,040 shares of common stock issued and outstanding.

Selling Stockholders:

Stockholder	Common Stock Beneficially Owned Before Resale		Amount Offered	Shares Beneficially Owned After Resale (1)	Percentage of Outstanding Common Stock Owned After Resale (1)
EM Options Capital, LLC (a)	3,022,728		1,511,364	1,511,364	2.56%
Henderson J. Smith, Jr. (b)	2,674,980		401,247	2,273,733	3.86%
Stephanie Lenoir Stone (c)	1,788,416		357,683	1,430,733	2.43%
Sarah Marie Daniel (d)	764,280		191,070	573,210	0.97%
George Jay Ramirez	650,785		130,157	520,628	0.88%
Valarie Grant	534,996		80,249	454,747	0.77%
Nedra Hall (e)	382,140		76,428	305,712	0.52%
Ronan C Ramirez	342,780		68,556	274,224	0.47%
Kym King	76,428		11,464	64,964	0.11%
Bradley Melton (f)	3,179,405		635,881	2,543,524	4.32%
Maurice Stone (g)	2,292,840		458,568	1,834,272	3.11%
Warren Ballentine	2,292,840		343,926	1,948,914	3.31%
Merrie Talley	2,063,556		515,889	1,547,667	2.63%
William Dalton Pope	2,063,556		412,711	1,650,845	2.80%
Dannielle Pope Needler	2,063,556		412,711	1,650,845	2.80%
Michael & Jacquelyn Emmers (h)	2,500,000	(2)	1,250,000	1,250,000	2.03%
Arnold K. & Sonya Carothers (h)	1,910,700		382,140	1,528,560	2.59%
Terrell Carothers & Sinddy Martinez (h)	1,146,420		229,284	917,136	1.56%
M Green Inc. (i)	955,350		191,070	764,280	1.30%
John Shearer	947,708		142,156	805,552	1.37%
Walter & Lindsay Waldhauser (h)	573,210		114,642	458,568	0.78%
Jessie Johnson	492,961		98,592	394,369	0.67%
Sherman Walker ( j )	382,140		76,428	305,712	0.52%
Advanced Eye Films (k)	382,140		57,321	324,819	0.55%
Brown Shade Inc. (l)	305,712		45,857	259,855	0.44%
Carolyn Ruth Jackson Clark	275,141		41,271	233,870	0.40%
TOTALS	34,064,768		8,236,665	25,828,101

(1) Assuming the sale of all shares registered herein.

(2) Includes the 2,500,000 shares of common stock into which a 14% Convertible Debenture is presently convertible.

(a) EM Options Capital, LLC is owned by Charles Potter.

(b) Brother-in-law of Trent Daniel.  Trent Daniel is a founder of our wholly owned operating subsidiary, The One World Doll Project Inc., and is an outside consultant and a significant stockholder of our Company.

(c) Wife of Maurice Stone.  See “( g )” below.

(d) Wife of Trent Daniel.

(e) Sister-in-law of Trent Daniel.

(f) Son of Joanne Melton, our Chief Executive Officer and Director.

(g) Maurice Stone is one of our outside consultants.

(h) Husband and wife.

(i) Michana Green owns M Green Inc. and has voting and investment control of its shares.

( j ) Brother of Joanne Melton, our Chief Executive Officer and Director.

(k) Jesse and Jaquay Young own Advanced Eye Films and have voting and investment control of its shares.

(l) Charles DeBow owns Brown Shade Inc. and has voting and investment control of its shares.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this Prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method allowed by law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.  See the section below titled “Market for Common Equity and Related Stockholder Matters” for a description of possible limitations on the availability of Rule 144.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be deemed “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are underwriters within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.  Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, to the extent applicable, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

No established public trading market exists for our common stock and our common stock is not quoted on any market or exchange.  Except for this offering, there is no common stock that is being, or has been proposed to be, publicly offered.  We have no outstanding options or warrants to purchase our common stock.  We do, however, have three 14% convertible debentures outstanding, which debentures were issued from August 2011 through October 2011 and have an aggregate outstanding principal amount of $135,000.  The outstanding principal and interest of the debentures is convertible into shares of our common stock at the conversion price of $0.04 per share, and accordingly, the debentures are convertible into an aggregate of 3,375,000 shares of our common stock, exclusive of interest.  We have no other outstanding securities convertible into our common stock.

As of February 6, 2012 , there are 58,931,040 shares of common stock issued and outstanding, held by 221 stockholders of record.  Upon the effectiveness of this Registration Statement, 8,236,665 shares of common stock to be resold pursuant to this Prospectus will be eligible for immediate resale in the public market if and when any market for the common stock develops (this amount of 8,236,665 includes 1,250,000 share issuable upon conversion of a convertible debenture which are not currently issued and outstanding) .  Of the remaining 51,944,375 shares of our currently issued and outstanding common stock which are not being registered pursuant to this Registration Statement, approximately 47,966,924 shares of common stock constitute “restricted securities” as that term is defined by Rule 144 of the Act and bear appropriate legends, restricting transferability.  We may also raise capital in the future by issuing additional restricted shares to investors.

Restricted securities may not be sold except pursuant to an effective registration statement filed by us or an applicable exemption from registration, including an exemption under Rule 144 promulgated under the Act.

Pursuant to Rule 144 of the Securities Act of 1933, as amended (“Rule 144”), a “shell company” is defined as a company that has no or nominal operations; and, either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets.  We are deemed to have once been a “shell company” pursuant to Rule 144, and accordingly, sales of our securities under Rule 144 may not be made until we (i) have ceased to be a “shell company”; (ii) are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (iii) have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that we may have been required to file such reports and materials); (iv) have filed current "Form 10 information" with the SEC reflecting are status as an entity that is no longer a “shell company”; and (iv) one year has elapsed from the date that we filed such "Form 10 information" with the SEC.  We likely ceased to be a “shell company” on July 21, 2011 upon our entry into the Shared Exchange Agreement, as described in more detail above under “Corporate History and Background,” and we believe this Registration Statement qualifies as “Form 10 information.”  Accordingly, we anticipate that Rule 144 will be available for the resale of our securities after one year has elapsed from the date of filing of this Registration Statement, assuming all the other requirements set forth above are met.

None of our securities will be eligible to be sold under Rule 144 until all the requirements described above have been met, and any of our non-registered securities will have no liquidity and will in fact be ineligible to be resold until such securities are registered with the SEC and/or another exemption from registration exists.

DIVIDEND POLICY

To date, we have not declared or paid any dividends on our outstanding shares of common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings to finance our operations and future growth, our Board of Directors will have discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements and such other factors that our Board of Directors may deem relevant.

ADDITIONAL INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock we are offering for resale by this Prospectus. This Prospectus does not contain all of the information included in the Registration Statement. For further information pertaining to us and our common stock, you should refer to the Registration Statement and to its exhibits. Whenever we make reference in this Prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract, agreement or other document.

Our fiscal year ends on December 31. We plan to furnish our stockholders annual reports containing audited financial statements and other appropriate reports, where applicable. In addition, we plan to file annual, quarterly, and current reports, and other information with the SEC, where applicable. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 100 F. Street, N.E., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

You should read this Prospectus and any Prospectus supplement together with the Registration Statement and the exhibits filed with or incorporated by reference into the Registration Statement. The information contained in this Prospectus speaks only as of its date unless the information specifically indicates that another date applies.

We have not authorized any person to give any information or to make any representations that differ from, or add to, the information discussed in this Prospectus. Therefore, if anyone gives you different or additional information, you should not rely on it.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this Offering other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

LEGAL MATTERS

Certain legal matters with respect to the issuance of shares of common stock offered hereby will be passed upon by Axelrod, Smith & Kirshbaum, P.C., Houston, Texas.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until 90 days after the later of (i) the effective date of the registration statement or (2) the first date on which the securities are offered publicly, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus.  This is in addition to the dealers’ obligation to deliver a Prospectus.

ONE WORLD HOLDINGS, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Unaudited Consolidated Financial Statements for the Nine Months Ended Septembe r 30, 2011 and for the Period from Inception, October 1, 2010, to September 30, 2011	F-1
Consolidated Financial Statements with Report of Independent Registered Public Accounting Firm for the Period from Inception, October 1, 2010, to December 31, 2010	F-18

ONE WORLD HOLDINGS, INC.
(Formerly Environmental Safeguards, Inc.)
(A DEVELOPMENT STAGE COMPANY)
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE  NINE MONTHS ENDED  SEPTEMBER 30, 2011 AND FOR THE PERIOD FROM
INCEPTION, OCTOBER 1, 2010, TO  SEPTEMBER 30, 2011

ONE WORLD HOLDINGS, INC.
(Formerly Environmental Safeguards, Inc.)
(A DEVELOPMENT STAGE COMPANY)
INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011

Page

Unaudited Consolidated Balance Sheets as of September 30, 2011 and December 31, 2010	F-3

Unaudited Consolidated Statements of Operations for the nine months ended September 30, 2011, and for the period from inception, October 1, 2010, to September 30, 2011	F-4

Unaudited Consolidated Statement of Stockholders’ Equity for the period from inception, October 1, 2010, to September 30, 2011	F-5

Unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 2011, and for the period from inception, October 1, 2010, to September 30, 2011	F-6

Notes to Unaudited Consolidated Financial Statements	F-7

ONE WORLD HOLDINGS, INC.
(Formerly Environmental Safeguards, Inc.)
(A DEVELOPMENT STAGE COMPANY)
UNAUDITED CONSOLIDATED BALANCE SHEETS
ONE WORLD HOLDINGS, INC.

	September 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$359	$6,738

Total current assets	359	6,738

Manufacturing equipment (molds to produce dolls)	70,000	-

Total assets	$70,359	$6,738

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Notes payable	$164,000	$-
Current portion of long-term debt	7,124	-
Due to an individual	2,050	5,800
Customer deposits	3,127	-
Accounts payable and accrued liabilities	161,336	69,572

Total current liabilities	337,637	75,372

Long-term debt, net of current portion - $130,000 and $60,000 face amount at
September 30, 2011 and December 31, 2010, respectively, net of unamortized discount of $69,072 and $35,972, at September 30, 2011 and December 31, 2010,
Respectively	57,588	24,028

Total liabilities	395,225	99,400

Commitments and contingencies

Stockholders' deficit:
Common stock; $.0025 par value; 100,000,000 shares authorized; 57,413,040 and 10,619,671 shares issued and outstanding at September 30, 2011 and
December 31, 2010, respectively	143,532	26,549
Additional paid-in capital	955,024	15,671
Losses accumulated during the development stage	(1,423,422)	(134,882)

Total stockholders' deficit	(324,866)	(92,662)

Total liabilities and stockholders' deficit	$70,359	$6,738

The accompanying notes are an integral part of these
unaudited consolidated financial statements.

ONE WORLD HOLDINGS, INC.
(Formerly Environmental Safeguards, Inc.)
(A DEVELOPMENT STAGE COMPANY)
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

		Inception.
	Nine Months	October 1,
	Ended	2010, to
	September 30,	September 30,
	2011	2011

General and administrative expenses:
Professional fees	$156,307	$176,307
Consulting fees	738,100	749,288
Contract labor	121,313	199,134
Marketing and advertising	57,283	57,283
Computer and internet charges	13.073	34,529
Research and development	86,361	86,361
Other	61,898	64,757

Total general and administrative expenses	1,234,335	1,367,659

Other expenses:
Interest expense	22,538	24,096
Recapitalization expense	31,667	31,667

Total other expenses	54,205	55,763

Net loss	$(1,288,540)	$(1,423,422)

Net loss per share-basic and diluted	$(0.04)

Weighted average shares outstanding-basic and diluted	29,698,160

The accompanying notes are an integral part of these
unaudited consolidated financial statements.

ONE WORLD HOLDINGS, INC.
(Formerly Environmental Safeguards, Inc.)
(A DEVELOPMENT STAGE COMPANY)
UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
For the period from Inception, October 1, 2010, to September 30, 2011

				Losses
				Accumulated
			Additional	in the
	Common Stock		Paid-in	Development
	Shares	Amount	Capital	Stage	Total

Balance at October 1, 2010	-	$-	$-	$-	$-

Founders shares	8,785,399	21,963	(16,215)	-	5,748

Warrants issued
for debt origination	-	-	17,648	-	17,648

Common stock issued
for debt origination	1,834,272	4,586	14,238	-	18,824

Net loss	-	-	-	(134,882)	(134,882)

Balance at December 31, 2010	10,619,671	26,549	15,671	(134,882)	(92,662)

Common stock issued for
cash in private placement	7,295,053	18,238	171,762	-	190,000

Common stock issued for
warrant exercise	3,439,260	8,598	81,402	-	90,000

Common stock issued for services	28,205,757	70,514	667,586	-	738,100

Warrants issued
for debt origination	-	-	8,824	-	8,824

Common stock issued
for debt origination	2,445,696	6,114	23,298	-	29,412

Common stock issued in reverse
merger and recapitalization
transaction	5,407,603	13,519	(13,519)	-	-

Net loss	-	-	-	(1,288,540)	(1,288,540)

Balance at September 30, 2011	57,413,040	$143,532	$955,024	$(1,423,422)	$(324,866)

The accompanying notes are an integral part of these
unaudited consolidated financial statements.

ONE WORLD HOLDINGS, INC.
(Formerly Environmental Safeguards, Inc.)
(A DEVELOPMENT STAGE COMPANY)
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

		Inception.
	Nine Months	October 1,
	Ended	2010, to
	September 30,	September 30,
	2011	2011

Cash flows from operating activities:
Net loss	$(1,288,540)	$(1,423,422)
Adjustments to reconcile net loss to net cash used by operations
Amortization of discount on notes payable	6,819	7,319
Stock-based compensation	738,100	743,848
Recapitalization expense incurred through increase in notes payable	34,000	34,000
Changes in operating assets and liabilities:
Customer deposits	3,127	3,127
Accounts payable and accrued liabilities	63,532	133,104

Net cash used by operating activities	(442,962)	(502,024)

Cash flows from investing activities:
Purchase of manufacturing equipment	(42,000)	(42,000)
Cash received in recapitalization	2,333	2,333

Net cash used by investing activities	(39,667)	(39,667)

Cash flows from financing activities:
Proceeds from notes payable	130,000	130,000
Proceeds from long-term debt	31,764	55,292
Proceeds from issuance of common stock and warrants	318,236	354,708
Proceeds from advances from individuals	11,200	25,900
Repayments on advances	(14,950)	(23,850)

Net cash provided by financing activities	476,250	542,050

Net increase in cash and cash equivalents	(6,379)	359

Cash and cash equivalents at beginning of period	6,738	-

Cash and cash equivalents at end of period	$359	$359

Supplemental disclosure of cash flow information:
Cash paid for interest expense	$4,641	$4,641

The accompanying notes are an integral part of these
unaudited consolidated financial statements.

ONE WORLD HOLDINGS, INC
(Formerly Environmental Safeguards, Inc.)
( A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(1)	Organization, Nature of Business

One  World Holdings, Inc. (the "Company"), a Nevada Corporation is  a Houston based company focused on doll design and marketing.  Substantially all of the Company's operations are conducted through its wholly-owned subsidiary, The One World Doll Project Inc. (a Texas Corporation - "OWDPI").  The Company's business model seeks to revolutionize the way mainstream dolls are designed, marketed, and integrated into the fabric of America. OWDPI began conducting business on October 1, 2010, and on January 14, 2011 OWDPI was incorporated in the State of Texas. The accompanying financial statements are presented as if OWDPI was a corporation from inception.  Additionally, the reverse merger and recapitalization transaction described in Note 2 is given retroactive effect in these financial statements.

(2)	Summary of Significant Accounting Policies

 Financial Statements

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

 Principles  of  Consolidation

The  consolidated  financial statements include the accounts of the Company  and  its wholly-owned subsidiaries, OWDPI and National Fuel and Energy, Inc.  All significant  intercompany  accounts  and  transactions have been eliminated in consolidation.

Use of Estimates

The  preparation  of  financial  statements  in  conformity with  GAAP requires management  to  make  estimates  and  assumptions  that affect the reported amounts  of  assets and liabilities at the date of the financial statements and  the  reported  amounts  of  revenue  and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash held in banks and on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have remaining maturities of three months or less when purchased. Cash balances may periodically exceed the federal depository insurance limit, however, the Company believes that risk of loss is minimal due to the strength of the financial institution in which funds are held.

Reverse  Merger and Recapitalization

On July 21, 2011, OWDPI entered into a reverse merger with the Company. The reverse merger which resulted in a recapitalization of OWDPI was achieved through a Share Exchange Agreement (the "Share Exchange") with OWDPI’s shareholders. The Company is the acquiring legal entity in the transaction, but OWDPI is the surviving reporting entity for accounting purposes because its former shareholders emerge from the transaction with a controlling interest in the Company. The acquisition is treated as a recapitalization of OWDPI because, prior to the transaction, the Company had no significant assets, liabilities or operations.

The recapitalization of OWDPI was achieved by exchanging each share of OWDPI for 15.2856  shares of the Company (taking into consideration a 38.214 for 1 exchange ratio followed by a 1 for 2.5 reverse split of the Company's shares). OWDPI's shareholders received a total of 130,013,584 shares under the Share Exchange, resulting in 143,577,560  outstanding shares (After the reverse split there were  57,431,040 outstanding shares). Accordingly, OWDPI's former shareholders control approximately 90% of the Company after the Share Exchange. The share exchange and reverse stock split have been given retroactive effect in these financial statements

ONE WORLD HOLDINGS, INC
(Formerly Environmental Safeguards, Inc.)
( A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(2)	Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments

The Company includes fair value information in the notes to financial statements when the fair value of its financial instruments is different from the book value.  When the book value approximates fair value, no additional disclosure is made.

Accounting Standards Codification ("ASC") 820-10 establishes a framework for measuring fair value.  That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy under ASC 820-10 are described below:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 - Inputs to the valuation methodology include:

•	Quoted prices for similar assets or liabilities in active markets;
•	Quoted prices for identical or similar assets or liabilities in inactive markets;
•	Inputs other than quoted prices that are observable for the asset or liability;
•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

An asset's or liability's fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. The Company currently has no assets that are reported under ASC 820-10.

Manufacturing Equipment and Impairment of Long-Lived Assets

Manufacturing equipment is stated at cost. Expenditures for repairs and maintenance are expensed as incurred while renewals and betterments are capitalized. Depreciation is calculated on the straight-line basis over the three year estimated useful life of the assets.  During the nine months ended September 30, 2011, the Company purchased $70,000 in molds to be used in the production of dolls. At September 30, 2011, the Company had made cash payments of $42,000 and had $28,000 of directly related trade debt included in accounts payable and accrued liabilities in the accompanying balance sheet.

If events or circumstances indicate the carrying amount of an asset may not be recoverable, management tests property and equipment for impairment. If the estimated future cash flows are projected to be less than the carrying amount, an impairment write-down (representing the carrying amount of the long-lived asset which exceeds the present value of estimated expected future cash flows) would be recorded as a period expense. Events that would trigger an impairment test include the following:

• A significant decrease in the market price of a long-lived asset.

• A significant change in the use of long-lived assets or in its physical condition.

• A significant change in the business climate that could affect an assets value.

ONE WORLD HOLDINGS, INC
(Formerly Environmental Safeguards, Inc.)
( A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(2)	Summary of Significant Accounting Policies, continued

Manufacturing Equipment and Impairment of Long-Lived Assets, continued

• A current period operating or cash flow loss combined with a history of such losses or a forecast demonstrating continued losses associated with the use of a long-lived asset.

• An expectation to sell or otherwise dispose of a long-lived asset significantly before the end of its estimated useful life.

Based on our review at September 30, 2011, there were no events or circumstances that caused management to believe that impairment tests were necessary.

General and Administrative Expenses

General and administrative expenses include management and office salaries and employee benefits, travel and entertainment, legal and accounting expenses, consulting fees, and other office expenses.

Advertising Costs

The Company expenses advertising costs as incurred. For the nine months ended September 30, 2011, advertising costs were $57,283.

Income Taxes

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the  financial statements. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The FASB prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company recognizes a tax benefit associated with an uncertain tax position when, in the judgment of management, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, the Company initially and subsequently measures the tax benefit as the largest amount that the Company judges to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The Company's effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. The Company has not incurred any interest or penalties related to potential underpaid income taxes and has recognized no assets or liabilities associated with uncertain tax positions as of or for the nine months ended September 30, 2011 and for the period from inception, October 1, 2010, to December 31, 2010.

Loss Per Share

Basic earnings per share is calculated based on the weighted average number of common shares outstanding during each period.  Diluted earnings per share include shares issuable upon exercise of outstanding stock options, warrants or conversion rights that have exercise or conversion prices below the market value of the Company's common stock.

ONE WORLD HOLDINGS, INC
(Formerly Environmental Safeguards, Inc.)
( A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(2)	Summary of Significant Accounting Policies, continued

New Accounting Pronouncements

In May 2011, the FASB issued an ASU to the Fair Value Measurement Topic of the FASB ASC. This update was issued in order to achieve common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards ("IFRS"). The update clarifies that (i)  the highest and best use concept applies only to the fair value measurement of nonfinancial assets, (ii) specific requirements pertain to measuring the fair value of instruments classified in a reporting entity’s stockholders’ equity and,  (iii) a reporting entity should disclose quantitative information about unobservable inputs used in a fair value measurement that is categorized within Level 3 of the fair value hierarchy. The update changes requirements with regard to the fair value of financial instruments that are managed within a portfolio and with regard to the application of premiums or discounts in a fair value measurement. In addition, the update increased disclosure requirements regarding Level 3 fair value measurements to include the valuation processes used by the reporting entity and the sensitivity of the fair value measurement to changes in unobservable inputs and the interrelationships between the unobservable inputs, if any. This amendment is effective during interim and annual periods beginning after December 15, 2011. Early adoption is not permitted. The Company does not expect this ASU to have any material impact on its disclosures, consolidated results of operations or financial position.

In June 2011, the FASB issued updated accounting guidance that requires the total of comprehensive income, the components of net income and the components of other comprehensive income to be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. This update eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In the two-statement approach, the first statement should present total net income and its components in the statement of net income followed consecutively by a second statement of other comprehensive income that should present total other comprehensive income, the components of other comprehensive income, and a total of comprehensive income. The updated guidance does not change the items that must be reported in comprehensive income. This updated guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, and should be applied retrospectively. Early adoption is permitted. The Company currently has no elements of other comprehensive income and accordingly, this guidance had no impact on its financial statements.

(3)	Going Concern Consideration

The Company has incurred losses from operations of $1,367,659 since inception, has limited financial resources and a working capital deficit of $394,866 at September 30, 2011. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's financial statements for the period from inception, October 1, 2010, to September 30, 2011, have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company currently has losses accumulated in the development stage of $1,445,922 through September 30, 2011. The Company's ability to continue as a going concern is dependant upon its ability to develop additional sources of capital and, ultimately, achieve profitable operations. Management’s plans to address the Company’s continuing existence include obtaining debt or equity funding from private or institutional sources or obtaining loans from financial institutions and individuals, where possible. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(4)	Reverse Merger and Recapitalization

The Company was formerly a public shell company with no significant assets, liabilities or operations. In July 2011, the Company's prior management and existing stockholders took steps to prepare the Company for a reverse merger/recapitalization transaction  with OWDPI as follows:

ONE WORLD HOLDINGS, INC
(Formerly Environmental Safeguards, Inc.)
( A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(4)	Reverse Merger and Recapitalization, continued

On July 14, 2011, the former CEO, who owned all of the Company's Series D Convertible Preferred Stock, converted his Series D Convertible Shares and related accrued but unpaid dividends of $1,429,000 into 3,630,258 shares of the Company's common stock.

On July 15, 2011, the Company's stockholders approved a change in the Company's name from Environmental Safeguards, Inc. to One World Holdings, Inc. and an increase in authorized shares of common stock from 20,000,000 to 100,000,000 shares.

At July 21, 2011, the Company entered into significant transactions and agreements that have and will continue to have a major impact  on the Company's financial position  and results of operations. Such transactions and agreements are as follows:

The Company acquired OWDPI in an  acquisition that was achieved through a Share Exchange Agreement (the "Share Exchange") with the stockholders of OWDPI. The result of the Share Exchange was a reverse merger treated as a recapitalization of OWDPI. The Company is the acquiring legal entity, but OWDPI is the reporting entity for accounting purposes because its shareholders emerged from the transaction with a controlling interest in the Company. The acquisition is treated as a recapitalization of OWDPI because, prior to the transaction, the Company had no significant assets, liabilities or operations.

The Company entered into a Share and Debt Cancellation Agreement (the "Cancellation Agreement") with its former CEO, under which the former CEO agreed to and performed the following:

•	Cancelled his 1,818,364 of Series B Convertible Preferred Stock, representing 100% of the outstanding Series B Shares.

•	Cancelled 2,502,704 shares of his common stock, representing approximately 32% of the total outstanding shares of the Company prior to the Share Exchange.

•	Cancelled $533,000 of accrued but unpaid interest on accrued but unpaid preferred stock dividends. This cancellation was treated a capital contribution.

•	Cancelled $250,000 of notes payable, and related accrued but unpaid interest of $442,000. The total, $692,000, was treated as a capital contribution.

The recapitalization of the Company was achieved by issuing 15.2856 shares of the Company for each share of OWDPI (taking into consideration a 38.214 for 1 exchange ratio followed by a 1 for 2.5 reverse split of the Company's shares [see below]). The Company issued a total of 52,005,437 shares under the Share Exchange, resulting in 57,431,040 outstanding shares. Accordingly, the former shareholders of OWDPI control approximately 90% of the Company after the Share Exchange.

The then current officers and directors of the Company resigned and were replaced by the officers and directors of OWDPI.

The Company's board of directors approved a 1 for 2.5 reverse stock split. All information presented above gives retroactive application to the reverse stock split.

(5)	Notes Payable

On July 21, 2011, the Company received proceeds under a $20,000 short term notes payable to an individual. This note is uncollateralized, and originally bore no interest and was originally due two months from the date of issue. The note includes provisions for an extension period of an additional two months with interest at 15% per year, which period expired on November 21, 2011. The company is currently in default on this note and is subject to legal costs of up to $10,600, should the note holder elect to pursue collection.

ONE WORLD HOLDINGS, INC
(Formerly Environmental Safeguards, Inc.)
( A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(5)	Note Payable, continued

On July 21, 2011, the Company also assumed accounts payable to former officers and directors totaling $34,000. These accounts payable were converted to uncollateralized notes payable that bear interest of 16% per year and are due July 21, 2012.

On August 24, 2011, the Company received proceeds from a $100,000 convertible debenture bearing an interest rate of 14% per year with principal and any accrued and unpaid interest due and payable on August 12, 2012. The debenture allows the holder to convert any portion of any principal and accrued but unpaid interest into shares of common stock of the Company at a rate of $.04 per share, subject to certain adjustments that can be made for events prior to conversion by the holder.  The conversion rate was based upon the market price of the Company's common as determined by reference to recent cash sales.

On September 27, 2011, the Company received proceeds  from a $10,000 convertible debenture, bearing an interest rate of 14% per year with principal and any accrued and unpaid interest due and payable on September 27, 2012. The debenture allows the holder to convert any portion of any unpaid principal balance and any accrued but unpaid interest into shares of common stock of the Company at a rate of $.04 per share subject to certain adjustments that can be made for events prior to conversion by the holder.

(6)	Long-term Debt

In December 2010 and January 2011, the Company issued three $30,000 face value notes, bearing interest at 14% and due in monthly installments of principal and interest through July 2016. Each note was issued with a commitment to issue 917,136 shares of the Company's common stock and five year warrants for 1,146,420 shares of the Company's common stock at $0.03271 per share. Each $30,000 note was issued with common stock and warrants  valued at $18,236 and treated as a discount to be amortized over the term of the debt of 66 months, resulting in an effective interest rate on the debt of approximately 75%. The value of the shares, notes and detachable warrants was determined using their relative fair values as follows:  The notes assigned a value equal to their face value; the common stock  assigned a value of $0.02617 per share based on sales of common stock to investors near the date of the notes and; the warrants were valued using the Black Scholes option pricing model with a term of five years, an exercise price of $0.03271, a market price at the date of grant of $0.02617, a risk free interest rate of 2.02%, an expected volatility of 100% and a dividend yield of 0%.

In March 2011, the Company issued a $40,000 face value note, bearing interest at 14% and due in monthly installments of principal and interest through February 2015. The note was issued with a commitment to issue 1,528,560 shares of the Company's common stock.  The common stock issued with the note was assigned a relative value of $20,000 and treated as a discount to be amortized over the term of the debt of 66 months, resulting in an effective interest rate on the debt of approximately 69%.

Following is an analysis of the debt transactions:

	Date of	Principal	Interest
Description	Agreement	Amount	Rate	Term	Payment Terms

Note 1	December 2010	$30,000	14%	66 Months	$350 per month for 6
					months and $698 per
					month for 60 months,
					including interest

Note 2	December 2010	30,000	14%	66 Months	$350 per month for 6
					months and $698 per
					month for 60 months,
					including interest

ONE WORLD HOLDINGS, INC
(Formerly Environmental Safeguards, Inc.)
( A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(6)	Long-term Debt, continued

	Date of	Principal	Interest
Description	Agreement	Amount	Rate	Term	Payment Terms

Note 3	January 2011	$30,000	14%	66 Months	$350 per month for 6
					months and $698 per
					month for 60 months,
					including interest

Note 4	March 2011	40,000	14%	48 Months	$467 per month for 6
					months and $1,210 per
					month for 42 months,
					including interest

To originate the notes payable,  the Company issued common stock and warrants as follows:

			Warrants
	Date of	Shares		Exercise
Description	Agreement	Issued	Shares	Price	Term

Note 1	December 2010	917,136	1,146,420	$0.03271	5 years

Note 2	December 2010	917,136	1,146,420	0.03271	5 years

Note 3	January 2011	917,136	1,146,420	0.03271	5 years

Note 4	March 2011	1,528,560	-	-	-

Following is an analysis of the note payable transactions:

	September 30,	December 31,
	2011	2010

Face value of notes	$130,000	$60,000

Proceeds from notes payable	$130,000	$60,000
Less value associated with common stock issued in connection with
origination of notes	(48,236)	(18,824)
Less value of detachable warrants issued in connection with
origination of notes	(26,472)	(17,648)

Net value of notes at date of origination	55,292	23,528

Payments not made in accordance with note terms	2,101	-

Amortization of discount associated with common stock and detachable warrants	7,319	500

Net long-term debt	$64,712	$24,028

ONE WORLD HOLDINGS, INC
(Formerly Environmental Safeguards, Inc.)
( A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(6)	Long-term Debt, continued

Following is an analysis of future annual maturities of long-term debt at September 30, 2011:

	Contractual	Amortization	Annual
Year Ending	Principal	Of	Principal
June 30,	Payments	Discount	Maturities

2011	$25,298	$18,174	$7,124
2012	26,661	17,995	8,666
2013	30,642	15,677	14,965
2014	27,742	9,998	17,744
2015	19,657	3,444	16,213

	$130,000	$65,288	$64,712

(7)	Advances from Individuals

Since its inception, the Company has relied on notes payable and advances from individuals to fund its ongoing operations. These advances have no specified repayment terms and no stated rate of interest. All advances are considered by the Company to be due on demand.

(8)	Stockholders' Equity

On July 21, 2011, the Company's board of directors approved a 1 for 2.5 reverse stock split. All information presented below gives retroactive application to the reverse stock split.

During the period from October 1, 2010 to January 14, 2011, the OWDPI operated as an unincorporated entity, and filed its articles of incorporation as a Texas corporation on January 14, 2011. The accompanying financial statements present the operations of the Company from inception as if the Incorporation of OWDPI occurred at October 1, 2010. Shares reserved for founders and to note holders are presented as unissued common stock at December 31, 2010. The shares issued to founders were originally valued at $0.01 per share ( $0.0006542 post reverse merger- See Note 2) and were issued for services in establishing the Company. Following is an analysis of common stock transactions entered into by the Company during the period from inception, October 1, 2010, to September 30, 2011:

				Services
	Shares		Cash	and
Description	Issued	Value	Proceeds	Incentive	Total

Founders shares included in
unissued common stock at
December 31, 2010	8,785,399	$0.00065	$-	$5,748	$5,748

Shares issued in reverse merger
and recapitalization transaction
(See Note 4)	5,407,603	-	-	-	-

ONE WORLD HOLDINGS, INC
(Formerly Environmental Safeguards, Inc.)
( A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(8)	Stockholders' Equity, continued

				Services
	Shares		Cash	and
Description	Issued	Value	Proceeds	Incentive	Total

Shares included in unissued
common stock at December
31, 2010 and issued with
debt agreements.	1,834,272	$0.10263	$18,824	$-	$18,824

Shares issued with new debt
agreements	2,445,696	0.10263 -
		0.01308	29,412	-	29,412

Shares issued for cash	7,295,053	0.01832
		0.02617	190,000		190,000

Shares issued for services to
consultants, management and
directors and employees	28,205,757	0.02617	-	738,100	738,100

Shares issued for warrant
exercises	3,439,260	0.02617	90,000	-	90,000

Incentive for warrant exercise	-	0.00654	-	22,500	22,500

Warrants issued with new debt
agreements	-	0.00785	26,472	-	26,472

	57,413,040		$354,708	$766,348	$1,121,056

(9)	Consulting Agreements

The Company has entered into various consulting agreements for  financial and business development services to the Company. Certain of these consulting agreements provide for cash compensation to the consultants; however most are based on issuances of shares in exchange for services. Under the consulting agreements that provide for share issuances, shares were generally issued at the inception of the agreements and there were no specified performance requirements and no provision in the agreements for return of the shares. Accordingly, the compensation associated with the shares was recognized immediately. In addition to consultants with which the Company signed agreements, the Company also issued shares to other consultants for services performed based on verbal agreements approved by the board of directors.

(10)	Related Party Transactions

Since its inception, the Company has operated without rent from the home of its Chairman and Chief Executive Officer. The value of the rent is believed by management to be immaterial to the financial statements.

ONE WORLD HOLDINGS, INC
(Formerly Environmental Safeguards, Inc.)
( A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(11)	Pro Forma Financial Statements (Unaudited)

These unaudited pro forma consolidated financial statements have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the transaction occurred on the date indicated and are not necessarily indicative of the results that may be expected in the future.

Pro Forma Loss Per Share
The pro forma basic and dilutive net loss per share is based on the weighted average number of pro forma shares of the Company as if the shares issued upon conversion of Series D preferred stock and related accrued dividends by the Company's largest stockholder, the shares cancelled under the Cancellation Agreement, the shares issued under the Exchange Agreement and the 1 for 2.5 reverse stock split had taken place at the beginning of the reporting period.

Unaudited Pro Forma Statement of Operations
	Period Ended December 31, 2010
		The One
	One World	World Doll	Pro Forma		Pro Forma
	Holdings, Inc.	Project, Inc.*	Adjustments		Balance
General and administrative expenses:
Professional fees	$-	$20,000	$-		$20,000
Consulting fees	-	11,188	-		11,168
Contract labor	-	77,821	-		77,821
Computer and internet charges	-	21,456	-		21,456
Other	-	2,859	-		2,859

Total general and administrative expenses	-	133,324	-		133,324

Other expenses:
Interest expense	140,000	1,558	(140,000	)C	1,558
Other expense	-	-	-		-
Cost of recapitalization	-	-	31,667	D	31,667

Total other expense	140.000	1,558	(108,333)		33,225

Net loss	(140,000)	(134,882)	108,333		(166,549)

Series D preferred stock dividends	(93,000)	-	93,000	E	-

Net loss available to common shareholders	$(233,000)	$(134,882)	$201,333		$(166,549)

Net loss per common share	$(0.03)	$(0.01)			$(0.01)

Weighted average number of common shares outstanding
basic and diluted	4,298,036	8,964,839	3,630,258	A
			(2,502,688	)B	14,390,445

* The One World Doll Project, Inc. statement of operations includes only the period from inception, October 1, 2010, to December 31, 2010.

Pro Forma Adjustments

Adjustment A - To record the conversion of Series D preferred stock and related accrued dividends on Series D preferred stock to common stock. Series D preferred was converted based on a stated price of $10 per share and the Series D preferred stock and related accrued dividends were converted at a price of $0.925 per share by the Company's largest shareholder.

ONE WORLD HOLDINGS, INC
(Formerly Environmental Safeguards, Inc.)
( A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(11)	Pro Forma Financial Statements (Unaudited), continued

Pro Forma Adjustments, continued

Adjustment B - To record the cancellation of 2,502,688 shares of common stock under the Cancellation Agreement with the Company's largest stockholder

Adjustment C - To eliminate interest expense on deferred and unpaid dividends and notes payable because the deferred unpaid dividends were converted to common stock prior to the Cancellation Agreement and the notes payable were cancelled under the Cancellation Agreement.

Adjustment D - To record the assumption of net liabilities of the Company by OWDPI as a cost of recapitalization and conversion of the underlying liability to short-term notes payable to former officers of the Company.

(12)	Non-Cash Investing and Financing Activities

Following is analysis of non-cash investing and financing activities during the nine months ended September 30, 2011 and for the period from inception, October 1, 2010, to September 30, 2011:

		Inception,
	Nine Months	October 1,
	Ended	2010, to
	September 30,	September 30,
	2011	2011

Manufacturing equipment acquired through increase in directly related trade debt	$28,000	$28,000

(13)	Subsequent Events

Common Stock Issuances

On August 31, 2011, the Company entered into an agreement for services whereby the Company has agreed to the issuance of common stock in exchange for services at a rate of $.04 per share. As of October 15, 2011 the Company has committed to issue approximately 480,000 shares in connection with this agreement.

On November 4, 2011, we sold 1,000,000 shares of common stock to a corporation at $0.02 per share for proceeds of $20,000, The Company also issued the corporation 500,000 for services valued at $10,000 based on the value of the shares issued for cash.

On October 10, 2011, we sold a 14% Convertible Debenture to an investor for aggregate consideration of $25,000.  The debenture has a principal amount of $25,000 and bears simple interest at the rate of 14% per annum.  The outstanding principal and interest of the debenture is convertible into shares of our common stock at the conversion price of $0.04 per share.  The debenture was issued to the investor under the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuance of the security did not involve a “public offering” based upon the following factors: (i) the issuance of the security was an isolated private transaction; (ii) a limited number of securities were issued to a single offeree; (iii) there was no public solicitation; (iv) the investment intent of the offeree; and (v) the restriction on transferability of the securities issued.

On December 20, 2011, the Company issued a convertible debenture for $6,000 bearing interest at 14% per year with principal and any accrued and unpaid interest due and payable on December 20, 2012. The debenture allows the holder to convert any portion of any unpaid principal balance and any accrued but unpaid interest into shares of common stock at a rate of $.04 per share, subject to certain adjustments that can be made for events prior to conversion by the holder.

ONE WORLD HOLDINGS, INC.
(Formerly Environmental Safeguards, Inc.)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS
WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE PERIOD FROM INCEPTION, OCTOBER 1, 2010, TO DECEMBER 31, 2010

ONE WORLD HOLDINGS, INC.
(Formerly Environmental Safeguards, Inc.)
(A DEVELOPMENT STAGE COMPANY)
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
For the Period From Inception, October 1, 2010, to December 31, 2010

Page

Report of Independent Registered Public Accounting Firm	F-20

Consolidated Balance Sheet as of December 31, 2010	F-21

Consolidated Statement of Operations for the period from inception, October 1, 2010, to December 31, 2010	F-22

Consolidated Statement of Stockholders’ Deficit for the period from inception, October 1, 2010, to December 31, 2010	F-23

Consolidated Statement of Cash Flows for the period from inception, October 1, 2010, to December 31, 2010	F-24

Notes to Consolidatd Financial Statements	F-25

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
One World Holdings, Inc.:

We have audited the accompanying consolidated balance sheet of One World Holdings, Inc. (the “Company”), a development stage company, as of December 31, 2010, and the consolidated statements of operations, change in stockholders' deficit and cash flows for the period from inception, October 1, 2010, to December 31, 2010.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010, and the results of its operations and its cash flows for the period from inception, October 1, 2010, to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

As shown in the consolidated financial statements, the Company incurred a net loss of $134,882 for the period from inception, October 1, 2010, to December 31, 2010 and at December 31, 2010, current liabilities exceed current assets by  $68,634. These factors, and the others discussed in Note 3, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

/s/ Ham, Langston & Brezina, LLP

Houston, Texas
October 17, 2011

ONE WORLD HOLDINGS, INC.
(Formerly Environmental Safeguards, Inc.)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2010

ASSETS

Current assets
Cash and cash equivalents	$6,738

Total current assets	6,738

Total assets	$6,738

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Due to an individual	$5,800
Accrued liabilities	69,572

Total current liabilities	75,372

Long-term debt, $60,000 face value,
net of unamortized discount of $35,972	24,028

Total liabilities	99,400

Commitments and contingencies:

Stockholders' deficit
Common stock: $0.0025 par value, 100,000,000 shares authorized,
10,619,671 shares issued and outstanding	26,549
Additional paid-in capital	15,671
Losses accumulated in the development stage	(134,882)

Total stockholders' deficit	(92,662)

Total liabilities and stockholder' deficit	$6,738

The accompanying notes are an integral part of these consolidated financial statements

ONE WORLD HOLDINGS, INC.
(Formerly Environmental Safeguards, Inc.)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM INCEPTION, OCTOBER 1, 2010, TO DECEMBER 31, 2010

General and administrative expenses:
Professional fees	$20,000
Consulting fees	11,188
Contract labor	77,821
Computer and internet charges	21,456
Other	2,859

Total general and administrative expenses	133,324

Other expense	1,558

Net loss	$134,882

Net loss per share - basic and diluted	$(0.01)

Weighted average shares outstanding - basic and diluted	8,964,839

The accompanying notes are an integral part of these consolidated financial statements

ONE WORLD HOLDINGS, INC.
(Formerly Environmental Safeguards, Inc.)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
FOR THE PERIOD FROM INCEPTION, OCTOBER 1, 2010, TO DECEMBER 31, 2010

				Losses
				Accumulated
			Additional	in the
	Common Stock		Paid-in	Development
	Shares	Amount	Capital	Stage	Total

Balance at
October 1, 2010	-	$-	$-	$-	$-

Founders' shares	8,785,399	21,963	(16,215)	-	5,748

Warrants issued
for debt origination	-	-	17,648	-	17,648

Common stock issued
for debt origination	1,834,272	4,586	-	-	18,824

Net loss	-	-	-	(134,882)	(134,882)

Balance at
December 31, 2010	10,619,671	$26,549	$15,671	$(134,882)	$(92,662)

The accompanying notes are an integral part of these consolidated financial statements

ONE WORLD HOLDINGS, INC.
(Formerly Environmental Safeguards, Inc.)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM INCEPTION, OCTOBER 1, 2010, TO DECEMBER 31, 2010

Cash flows from operating activities:
Net loss	$(134,882)
Adjustments to reconcile net loss to net cash used by operations
Amortization of discount on notes payable	500
Common stock issued for services	5,748
Changes in operating assets and liabilities:
Accrued liabilities	69,572

Net cash used by operating activities	(59,062)

Cash flows from financing activities:
Proceeds from notes payable	23,528
Proceeds from issuance of common stock and warrants	36,472
Proceeds from advances from individuals	14,700
Repayments on advances	(8,900)

Net cash provided by financing activities	65,800

Net increase in cash and cash equivalents	6,738

Cash and cash equivalents at inception, October 1, 2010	-

Cash and cash equivalents at December 31, 2010	$6,738

The accompanying notes form an integral part of these consolidated financial statements

ONE WORLD HOLDINGS, INC.
(Formerly Environmental Safeguards, Inc.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Organization, Nature of Business

One  World Holdings, Inc. (the "Company"), a Nevada Corporation, is  a Houston based company focused on doll design and marketing. Substantially all of the Company's operations are conducted through its wholly-owned subsidiary, The One World Doll Project Inc. (a Texas Corporation - "OWDPI").  The Company's business model seeks to revolutionize the way mainstream dolls are designed, marketed, and integrated into the fabric of America. OWDPI began operations on October 1, 2010, and on January 14, 2011 OWDPI was incorporated in the State of Texas. The accompanying financial statements are presented as if  OWDPI was a corporation from inception. Additionally, the reverse merger and recapitalization transaction described in Note 2 is given retroactive effect in these financial statements.

(2)	Summary of Significant Accounting Policies

 Financial Statements

The  financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

Principles  of  Consolidation

The  consolidated  financial statements include the accounts of the Company  and  it's wholly-owned subsidiaries, OWDPI and National Fuel and Energy, Inc.  All significant  intercompany  accounts  and  transactions have been eliminated in consolidation.

Use of Estimates

The  preparation  of  financial  statements  in  conformity with  GAAP requires management  to  make  estimates  and  assumptions  that affect the reported amounts  of  assets and liabilities at the date of the financial statements and  the  reported  amounts  of  revenue  and expenses during the reporting period.  Actual  results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash held in banks and on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have remaining maturities of three months or less when purchased. Cash balances may periodically exceed the federal depository insurance limit, however, the Company believes that risk of loss is minimal due to the strength of the financial institution in which funds are held.

Reverse  Merger and Recapitalization

On July 21, 2011, OWDPI entered into a reverse merger with the Company. The reverse merger which resulted in a recapitalization of OWDPI was achieved through a Share Exchange Agreement (the "Share Exchange") with OWDPI's stockholders. The Company is the acquiring legal entity in the transaction, but OWDPI is the reporting entity for accounting purposes because its former shareholders emerged from the transaction with a controlling interest in the Company. The acquisition is treated as a recapitalization of OWDPI because, prior to the transaction, the Company has no significant assets, liabilities or operations.

The recapitalization of OWDPI was achieved by exchanging each share of the OWDPI for 15.2856  shares of the Company (taking into consideration a 38.214 for 1 exchange ratio followed by a 1 for 2.5 reverse split of the Company's shares). OWDPI's shareholders received a total of 130,013,584 shares under the Share Exchange, resulting in 143,577,560  outstanding shares (After the reverse split there were  57,431,040 outstanding shares). Accordingly, OWDPI's shareholders control approximately 90% of the Company after the Share Exchange. The share exchange and reverse stock split have been given retroactive effect in these financial statements.

ONE WORLD HOLDINGS, INC.
(Formerly Environmental Safeguards, Inc.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2)	Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments

The Company includes fair value information in the notes to financial statements when the fair value of its financial instruments is different from the book value.  When the book value approximates fair value, no additional disclosure is made.

Accounting Standards Codification ("ASC") 820-10 establishes a framework for measuring fair value.  That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy under ASC 820-10 are described below:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 - Inputs to the valuation methodology include:

•  Quoted prices for similar assets or liabilities in active markets;
•  Quoted prices for identical or similar assets or liabilities in inactive markets;
•  Inputs other than quoted prices that are observable for the asset or liability;
•  Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

An asset's or liability's fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. The Company currently has no assets or liabilities that are reported under ASC 820-10.

General and Administrative Expenses

General and administrative expenses include management and office salaries and employee benefits, travel and entertainment, legal and accounting expenses, consulting fees, and other office expenses.

Advertising Costs

The Company expenses advertising costs as incurred. For the period from inception, October 1, 2010, to December 31, 2010,  advertising costs were insignificant.

Income Taxes

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated  financial statements. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

ONE WORLD HOLDINGS, INC.
(Formerly Environmental Safeguards, Inc.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2)	Summary of Significant Accounting Policies, continued

The FASB prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company recognizes a tax benefit associated with an uncertain tax position when, in the judgment of management, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, the Company initially and subsequently measures the tax benefit as the largest amount that the Company judges to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The Company's effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. The Company has not incurred any interest or penalties related to potential underpaid income taxes and has recognized no assets or liabilities associated with uncertain tax positions as of or for the years ended December 31, 2010.

Loss Per Share
Basic earnings per share is calculated based on the weighted average number of common shares outstanding during each period.  Diluted loss per share include shares issuable upon exercise of outstanding stock options, warrants or conversion rights that have exercise or conversion prices below the market value of the Company's common stock.  At December 31, 2010, warrants pertaining to 2,292,840 shares of common stock have been excluded from the computation of diluted earnings per share at December 31, 2010  because the Company is in a net loss position and their effect would be anti-dilutive.

New Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”)  to the Fair Value Measurement Topic of the FASB ASC. This update requires additional disclosures within the roll-forward activity for assets and liabilities measured at fair value on a recurring basis, including transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy and the separate presentation of purchases, sales, issuances and settlements of assets and liabilities within Level 3 of the fair value hierarchy. In addition, this update requires enhanced disclosures of the valuation techniques and inputs used in the fair value measurements within Level 2 and Level 3. The new disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010 and interim periods within those fiscal years, with early adoption permitted. The Company  will implement this ASU in the quarter ended March 31, 2011 and it is not expected to have a material impact on the Company's consolidated results of operations or financial position.

In December 2010, the FASB issued updated accounting guidance for the disclosure of supplementary pro forma information for business combinations. The guidance clarifies the acquisition date that should be used for reporting the pro forma financial information disclosures when comparative financial statements are presented and specifies that the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The guidance also expands the supplemental pro forma disclosure requirements to include a description of the nature and amount of material, non-recurring pro forma adjustments directly attributable to the business combination included in the reported pro forma information. The updated guidance is effective prospectively for business combinations with an acquisition date on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The Company adopted the updated guidance in 2010 and applied its provisions to the reverse merger/recapitalization described above.

ONE WORLD HOLDINGS, INC.
(Formerly Environmental Safeguards, Inc.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2)	Summary of Significant Accounting Policies, continued

New Accounting Pronouncements, continued

In May 2011, the FASB issued an ASU to the Fair Value Measurement Topic of the FASB ASC. This update was issued in order to achieve common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards "). The update clarifies that (i)  the highest and best use concept applies only to the fair value measurement of nonfinancial assets, (ii) specific requirements pertain to measuring the fair value of instruments classified in a reporting entity’s stockholders’ equity and,  (iii) a reporting entity should disclose quantitative information about unobservable inputs used in a fair value measurement that is categorized within Level 3 of the fair value hierarchy. The update changes requirements with regard to the fair value of financial instruments that are managed within a portfolio and with regard to the application of premiums or discounts in a fair value measurement. In addition, the update increased disclosure requirements regarding Level 3 fair value measurements to include the valuation processes used by the reporting entity and the sensitivity of the fair value measurement to changes in unobservable inputs and the interrelationships between the unobservable inputs, if any. This amendment is effective during interim and annual periods beginning after December 15, 2011. Early adoption is not permitted. The Company does not expect this ASU to have a material impact on its disclosures, consolidated results of operations or financial position.

In June 2011, the FASB issued updated accounting guidance that requires the total of comprehensive income, the components of net income and the components of other comprehensive income to be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. This update eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In the two-statement approach, the first statement should present total net income and its components in the statement of net income followed consecutively by a second statement of other comprehensive income that should present total other comprehensive income, the components of other comprehensive income, and a total of comprehensive income. The updated guidance does not change the items that must be reported in comprehensive income. This updated guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, and should be applied retrospectively. Early adoption is permitted. The Company currently has no elements of other comprehensive income and accordingly, this guidance has no impact on its consolidated financial statements.

(3)	Going Concern Consideration

The Company has incurred losses of $134,882  from operations since inception, has limited financial resources and a deficit in working capital of $69,654 at December 31, 2010. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's consolidated financial statements for the period from inception, October 1, 2010, to December 31, 2010, have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company currently has an accumulated deficit of $134,882 through December 31, 2010. The Company's ability to continue as a going concern is dependant upon its ability to develop additional sources of capital and, ultimately, achieve profitable operations. Management’s plan to address the Company’s ability to continue as a going concern includes obtaining debt or equity funding from private placement or institutional sources or obtaining loans from financial institutions and individuals, where possible. The accompanying financial statements do not include any adjustment that might result from the outcome of these uncertainties.

ONE WORLD HOLDINGS, INC.
(Formerly Environmental Safeguards, Inc.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4)	Long-term Notes Payable to Individuals

During the period from inception, October 1, 2010, to December 31, 2010, the Company issued two $30,000 face value notes, bearing interest at 14% and due in monthly installments of principal and interest through July 2016. Each note was issued with a commitment to issue 917,136 shares of the Company's common stock and five year warrants for 1,146,420 shares of the Company's common stock at $0.03271 per share. The common stock and warrants issued with the debt were valued at $36,472 and treated as a discount to be amortized over the term of the debt of 66 months, resulting in an effective interest rate on the debt of approximately 75%. The value of the shares, notes and detachable warrants was determined using their relative fair values as follows:  The notes assigned a value equal to their face value; the common stock  assigned a value of $0.02617 per share based on sales of common stock to investors near the date of the notes and; the warrants were valued using the Black Scholes option pricing model with a term of five years, an exercise price of $0.03271, a market price at the date of grant of $0.02617, a risk free interest rate of 2.02%, an expected volatility of 100% and a dividend yield of 0%.  Following is an analysis of the debt transactions:

Proceeds from issuance of notes payable in the total face amount of $60,000	$60,000

Less relative value associated with 1,834,292 shares of common stock issued in connection with
the origination of the notes	(18,824)

Less value of detachable warrants for a total of 2,292,840 shares of the Company's
common stock at $0.03271 per share for a term of five years	(17,648)

Net value assigned to debt at date of origination	23,528

Amortization of discount associated with common stock and detachable warrants	500

Balance at December 31, 2010	$24,028

    Following is an analysis of future annual maturities of long-term debt at December 31, 2010:

	Contractual	Amortization	Annual
Year Ending	Principal	Of	Principal
December 31,	Payments	Discount	Maturities

2011	$3,048	$5,982	$(2,934)
2012	9,612	7,930	1,682
2013	11,000	8,055	2,945
2014	12,588	7,429	5,159
2015	14,406	5,372	9,034
2016	9,346	1,204	8,142

	$60,000	$35,972	$24,028

(5)	Advances from Individuals

Since its inception, the Company has relied on notes payable and advances from individuals to fund its ongoing operations. These advances have no specified repayment terms and no stated rate of interest. All advances are considered by the Company to be due on demand.

ONE WORLD HOLDINGS, INC.
(Formerly Environmental Safeguards, Inc.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6)	Stockholders' Equity

The accompanying financial statements present the operations of the Company from inception as if the Incorporation occurred at October 1, 2010. Shares reserved for founders and to note holders are presented as outstanding common stock at December 31, 2010. The shares issued to founders were valued at $0.01 per share ( $0.0006542 post reverse merger- See Note 2) and were issued for services in establishing the Company.

(7)	Related Party Transactions

Since its inception, the Company has operated without rent from the home of its Chairman and Chief Executive Officer. The value of the rent is believed by management to be immaterial to the financial statements.

In addition to originally receiving founder shares of common stock, a key outside consultant earned consulting fees of $38,434 during the year ended December 31, 2010 of which $30,000 are included in accounts payable and accrued liabilities at December 31, 2010.

(8)	Income Taxes

There is no current or deferred tax expense for the years ended December 31, 2010 due to the Company’s loss position.  The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, as appropriate. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company’s ability to generate taxable income. Management has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes and has recorded a valuation allowance against all deferred tax assets at December 31, 2010.

The income tax effect of temporary differences comprising deferred tax assets and liabilities are summarized as follows:

Net operating loss carryforward	$45,860
Valuation allowance	(45,860)

Net deferred tax assets	$-

The Company has available net operating loss carryforwards of approximately $134,000 for tax purposes to offset future taxable income which expire in 2030. The 2010 tax year remains open to examination by federal authorities and other jurisdictions in which the company operates and is subject to taxation.

A reconciliation between the statutory federal income tax rate of 34% and the effective rate of income tax expense is as follows:

Tax benefit at federal statutory rate	$45,860
Change in valuation allowance	(45,860)

Provision for income taxes	$-

ONE WORLD HOLDINGS, INC.
(Formerly Environmental Safeguards, Inc.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(9)	Subsequent Events

Consulting Agreements

Subsequent to December 31, 2010, the Company entered into various consulting agreements for  financial and business development services to the Company. Certain of these consulting agreements provide for cash compensation to the consultants; however most are based on issuances of shares in exchange for services. Under the consulting agreements that provide for share issuances, shares were generally issued at the inception of the agreements and there were no specified performance requirements and no provision in the agreements for return of the shares. Accordingly, the compensation associated with the shares was recognized immediately. In addition to consultants with which the Company signed , the Company issued shares to other consultants for services performed based on verbal agreements approved by the board of directors. (See Sales and Issuances of Common Stock)

Note Payable Agreements

Subsequent to December 31, 2010, the Company entered into note payable agreements with two individuals as follows:

	Date of	Principal	Interest
Description	Agreement	Amount	Rate	Term	Payment Terms

Note 1	January 11, 2011	$30,000	14%	66 Months	$350 per month for 6
					months and $698 per
					month for 60 months,
					including interest

Note 2	March 31, 2011	40,000	14%	48 Months	$467 per month for 6
					months and $1,210 per
					month for 42 months,
					including interest

To originate the $30,000 note payable, shown above, the Company issued common stock and warrants as follows:

			Warrants
	Date of	Shares		Exercise
Description	Agreement	Issued	Shares	Price	Term

Note 1	January 11, 2011	917,136	1,146,420	$0.03271	5 years

ONE WORLD HOLDINGS, INC.
(Formerly Environmental Safeguards, Inc.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(9)	Subsequent Events, continued

Sales and issuances of Common Stock

Subsequent to December 31, 2010, the Company issued shares of common stock as follows.

				Services
	Shares		Cash	and
Description	Issued	Value	Proceeds	Incentive	Total

Shares issued with new debt
agreements	2,445,696	$0.10263 -
		0.01308	$29,412	$-	$29,412

Shares issued for cash (1)	7,295,053	0.01832
		0.02617	190,000		190,000

Shares issued for services to
consultants, management and
directors and employees (2)	28,205,757	0.02617	-	738,100	738,100

Shares issued for warrant
Exercises	3,439,260	0.02617	90,000	-	90,000

Incentive for warrant exercise	-	0.00654	-	22,500	22,500

Warrants issued with new debt
agreements	-	0.00785	26,472	-	26,472

	41,385,766		$335,884	$760,600	$1,096,484
Balance at December 31, 2010	10,619,691

Shares issued in recapitalization	52,005,437

(1)  The shares issued and amounts received for cash include shares issued at June 30, 2011 of 6,912,913 for total proceeds of $180,000, plus additional 382,140 shares issued to a single investor for cash proceeds of $10,000 in July 2011, resulting in a total of 7,295,053 shares issued subsequent to December 31, 2010 for total proceeds of $190,000.

(2)  Total shares issued to consultants, management and directors and employees, at June 30, 2011 was 26,677,197 shares for total value of $698,100. In July 2011, the Company issued an additional 1,528,560 shares to a single consultant valued at $40,000. This issuance resulted in a total of 28,205,757 share issued to consultants, management and directors and employees subsequent to December 31, 2010 for total services valued at $738,100.

Reverse Merger and Recapitalization (Unaudited)

The Company was formerly a public shell company with no significant assets, liabilities or operations. In July 2011, the Company's prior management and existing stockholders took steps to prepare the Company for a reverse merger/recapitalization transaction  with OWDPI as follows:

ONE WORLD HOLDINGS, INC
(Formerly Environmental Safeguards, Inc.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(9)	Subsequent Events, continued

Reverse Merger and Recapitalization (Unaudited), continued

On July 14, 2011, the former CEO, who owned all of the Company's Series D Convertible Preferred Stock, converted his Series D Convertible Shares and related accrued but unpaid dividends of $1,429,000 into 3,630,258 shares of the Company's common stock.

On July 15, 2011, the Company's stockholders approved a change in the Company's name from Environmental Safeguards, Inc. to One World Holdings, Inc. and an increase in authorized shares of common stock from 20,000,000 to 100,000,000 shares.

At July 21, 2011, the Company entered into significant transactions and agreements that have and will continue to have a major impact  on the Company's financial position  and results of operations. Such transactions and agreements are as follows:

The Company's stockholder approved the Company's acquisition of OWDPI. The acquisition was achieved through a Share Exchange Agreement (the "Share Exchange") with the stockholders of OWDPI. The result of the Share Exchange was a reverse merger treated as a recapitalization of OWDPI. The Company is the acquiring legal entity, but OWDPI is the reporting entity for accounting purposes because its shareholders emerged from the transaction with a controlling interest in the Company. The acquisition is treated as a recapitalization of OWDPI because, prior to the transaction, the Company had no significant assets, liabilities or operations.

The Company entered into a Share and Debt Cancellation Agreement (the "Cancellation Agreement") with its former CEO, under which the former CEO agreed to and performed the  following:

•	Cancelled his 1,818,364 of Series B Convertible Preferred Stock, representing 100% of the outstanding Series B Shares.

•	Cancelled 2,502,704 shares of his common stock, representing approximately 32% of the total outstanding shares of the Company prior to the Share Exchange.

•	Cancelled $533,000 of accrued but unpaid interest on accrued but unpaid preferred stock dividends. This cancellation was treated a capital contribution.

•	Cancelled $250,000 of notes payable, and related accrued but unpaid interest of $442,000. The total, $692,000, was treated as a capital contribution.

The recapitalization of the Company was achieved by issuing 15.2856 shares of the Company for each share of OWDPI (taking into consideration a 38.214 for 1 exchange ratio followed by a 1 for 2.5 reverse split of the Company's shares [see below]). The Company issued a total of 52,005,437 shares under the Share Exchange, resulting in 57,431,040 outstanding shares. Accordingly, the former shareholders of OWDPI control approximately 90% of the Company after the Share Exchange.

The then current officers and directors of the Company resigned and were replaced by the officers and directors of OWDPI.

The Company's board of directors approved a 1 for 2.5 reverse stock split. All information presented above gives retroactive application to the reverse stock split.

ONE WORLD HOLDINGS, INC
(Formerly Environmental Safeguards, Inc.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8)	Subsequent Events, continued

Pro Forma Financial Statements (Unaudited)

These unaudited pro forma consolidated financial statements have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the transaction occurred on the date indicated and are not necessarily indicative of the results that may be expected in the future.

Unaudited Pro forma Balance Sheet
	June 30, 2011
		The One
	One World	World Doll	Pro forma		Pro forma
	Holdings, Inc	Project, Inc.	Adjustments		Balance
ASSETS
Current assets:
Cash and cash equivalents	$2,333	$8,085	$-		$10,418
Total current assets	2,333	8,085	-		10,418

Manufacturing equipment	-	70,000	-		70,000

Total assets	$2,333	$78,085	$-		$80,418

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Current portion of long-term debt	$-	$921	$-		$921
Notes payable to related party	250,000	1,550	(250,000)	A	1,550
Dividends payable	1,429,419	-	(1,429,419)	B	-
Accounts payable and accrued liabilities	1,009,225	122,174	(442,000)	A
			(533,225)	C	156,174
Total current liabilities	2,688,644	124,645	(2,654,644)		158,645

Long-term debt	-	60,007	-		60,007

	2,688,644	184,652	(2,654,644)		218,652

Commitments and contingencies

Stockholders' deficit:
Preferred stock; Series B convertible; voting	1,818		(1,818)	D	-
Preferred stock; Series D convertible, non-voting, cumulative	193		(193)	B	-
Common stock	10,745	125,236	9,075	B
			(6,256)	E	138,800
Additional paid-in capital	12,691,186	945,820	1,420,537	B
			692,000	A
			533,225	C
			1,818	D
			6,256	E
			(15,390,253)	F	900,589
Accumulated deficit	(15,299,000)		15,299,000	F	-
Losses accumulated during the development stage	(91,253)	(1,177,623)	91,253	F	(1,166,623)

Total stockholders' deficit	(2,686,311)	(106,567)	2,654,644		(138,234)

Total liabilities and stockholders' deficit	$2,333	$78,085	$-		$80,418

ONE WORLD HOLDINGS, INC
(Formerly Environmental Safeguards, Inc.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8)	Subsequent Events, continued

Pro Forma Earnings Per Share

The pro forma basic and dilutive net income per share is based on the weighted average number of pro forma shares of the Company as if the shares issued upon conversion of Series D preferred stock and related accrued dividends by the Company's largest stockholder, the shares cancelled under the Cancellation Agreement,  the shares issued under the Exchange Agreement and the 1 for 2.5 reverse stock split had taken place at the beginning of the reporting period.

Unaudited Pro Forma Statement of Operations
	Six Months Ended June 30, 2011
		The One
	One World	World Doll	Pro Forma		Pro Forma
	Holdings, Inc.	Project, Inc.*	Adjustments		Balance
General and administrative expenses:
Professional fees	$-	$90,869	$-		$90,869
Consulting fees	-	698,100	-		698,100
Contract labor	-	75,115	-		75,115
Computer and internet charges	-	11,058	-		11,058
Research and development	-	8,400	-		8,400
Other	-	124,909	-		124,909

Total general and administrative expenses	-	1,008,455	-		1,008,455

Other expenses:
Interest expense	67,225	11,786	(67,225	)G	11,786
Warrant expense	-	22,500	-		22,500
Cost of recapitalization	-	-	31,667	H	31,667

Total other expense	67,225	34,286	(35,558)		65,953

Net loss	(67,225)	(1,042,741)	(35,558)		$1,074,408

Series D preferred stock dividends	(46,500)	-	46,500	B	-

Net loss available to common shareholders	$(113,725)	$(1,042,741)	$82,058		$(1,074,408)

Net loss per share - basic and diluted	$(0.03)	$(0.04)			$(0.03)

Weighted average number of common shares outstanding -
basic and diluted	4,298,036	26,698,160	3,630,258	B
			(2,502,688	)E	32,123,766

ONE WORLD HOLDINGS, INC
(Formerly Environmental Safeguards, Inc.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8)	Subsequent Events, continued

Unaudited Pro Forma Statement of Operations
	Period Ended December 31, 2010
		The One
	One World	World Doll	Pro Forma		Pro Forma
	Holdings, Inc.	Project, Inc.*	Adjustments		Balance
General and administrative expenses:
Professional fees	$-	$20,000	$-		$20,000
Consulting fees	-	11,188	-		11,168
Contract labor	-	77,821	-		77,821
Computer and internet charges	-	21,456	-		21,456
Other	-	2,859	-		2,859

Total general and administrative expenses	-	133,324	-		133,324

Other expenses:
Interest expense	140,000	1,558	(140,000	)G	1,558
Other expense	-	-	-		-
Cost of recapitalization	-	-	31,667	H	31,667

Total other expense	140.000	1,558	(108,333)		33,225

Net loss	(140,000)	(134,882)	108,333		(166,549)

Series D preferred stock dividends	(93,000)	-	93,000		-

Net loss available to common shareholders	$(233,000)	$(134,882)	$201,333		$(166,549)

Net loss per common share	$(0.03)	$(0.01)			$(0.01)

Weighted average number of common shares outstanding
basic and diluted	4,298,036	8,964,839	3,630,258	B
			(2,502,688	)E	14,390,445

* The One World Doll Project, Inc. statement of operations includes only the period from inception, October 1, 2010, to December 31, 2010.

Pro Forma Adjustments

Adjustment A - To record the cancellation of notes payable and related accrued interest and recognition of the cancellation as a capital contribution by the Company's largest shareholder under the Cancellation Agreement

Adjustment B - To record the conversion of Series D preferred stock and related accrued dividends on Series D preferred stock to common stock. Series D preferred was converted based on a stated price of $10 per share and the Series D preferred stock and related accrued dividends were converted at a price of $0.925 per share by the Company's largest shareholder.

Adjustment C - To record the cancellation of accrued interest on unpaid Series D preferred stock dividends under the Cancellation Agreement. The cancellation was treated as a capital contribution by the Company's largest shareholder.

Adjustment D - To record the cancellation of Series B preferred stock under the Cancellation Agreement. The cancellation was treated as a capital contribution by the Company's largest shareholder.

ONE WORLD HOLDINGS, INC
(Formerly Environmental Safeguards, Inc.)
( A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8)	Subsequent Events, continued

Pro Forma Adjustments, continued

Adjustment E - To record the cancellation of 2,502,688 shares of common stock under the Cancellation Agreement with the Company's largest stockholder.

Adjustment F - To record the recapitalization under the Share Exchange Agreement.

Adjustment G - To eliminate interest expense on deferred and unpaid dividends and notes payable because the deferred unpaid dividends were converted to common stock prior to the Cancellation Agreement and the notes payable were cancelled under the Cancellation Agreement.

Adjustment H - To record the assumption of net liabilities of the Company by One World as a cost of recapitalization and conversion of the underlying liability to short-term notes payable to former officers of the Company.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with this Registration Statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Description	Amount to be Paid

Filing Fee - Securities and Exchange Commission	$38	*
Attorney's fees and expenses	40,000	*
Accountant's fees and expenses	20,000	*
Transfer agent's and registrar fees and expenses	1,000	*
Printing and engraving expenses	1,000	*
Miscellaneous expenses	1,000	*

Total	$63,038

* Estimated

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

The section in the Prospectus above titled “Indemnification of Directors and Officers” in incorporated herein by reference.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES

On July 14, 2011, James Percell, our former Chief Executive Officer, converted 192,857 shares of Series D Convertible Preferred Stock and all accrued but unpaid dividends on the Series D Convertible Preferred Stock into 9,075,645 shares of our common stock.  The common stock was issued to Mr. Percell under the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of the securities was an isolated private transaction; (ii) a limited number of securities were issued to a single offeree; (iii) there was no public solicitation; (iv) the investment intent of the offeree; and (v) the restriction on transferability of the securities issued.

On July 21, 2011, we entered into and closed a Share Exchange Agreement (the “Exchange Agreement”) with The One World Doll Project, Inc. ("OWDP"), a Texas corporation, and the persons owning 100% of the outstanding capital stock of OWDP (the “OWDP Stockholders”).  At closing, the OWDP Stockholders transferred all of their shares of common stock to us in exchange for an aggregate of 130,013,584 newly issued pre-reverse split shares of our common stock.  Upon closing of this transaction, we had 143,577,591pre-split shares of common stock issued and outstanding.  The 130,013,584 pre-split shares issued to the OWDP Stockholders at closing represented 90.55% of our voting securities.  The securities were issued under the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of the securities was an isolated private transaction; (ii) a limited number of securities were issued to a limited number of offerees; (iii) there was no public solicitation; (iv) the investment intent of the offerees; and (v) the restriction on transferability of the securities issued.

On August 24, 2011, we sold a 14% Convertible Debenture to two investors for aggregate consideration of $100,000.  The debenture has a principal amount of $100,000 and bears simple interest at the rate of 14% per annum.  The outstanding principal and interest of the debenture is convertible into shares of our common stock at the conversion price of $0.04 per share.  The debenture was issued to the investors under the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuance of the security did not involve a “public offering” based upon the following factors: (i) the issuance of the security was an isolated private transaction; (ii) a limited number of securities were issued to a limited number of offerees; (iii) there was no public solicitation; (iv) the investment intent of the offerees; and (v) the restriction on transferability of the securities issued.

On September 27, 2011, we sold a 14% Convertible Debenture to an investor for aggregate consideration of $10,000.  The debenture has a principal amount of $10,000 and bears simple interest at the rate of 14% per annum.  The outstanding principal and interest of the debenture is convertible into shares of our common stock at the conversion price of $0.04 per share.  The debenture was issued to the investor under the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuance of the security did not involve a “public offering” based upon the following factors: (i) the issuance of the security was an isolated private transaction; (ii) a limited number of securities were issued to a single offeree; (iii) there was no public solicitation; (iv) the investment intent of the offeree; and (v) the restriction on transferability of the securities issued.

On October 10, 2011, we sold a 14% Convertible Debenture to an investor for aggregate consideration of $25,000.  The debenture has a principal amount of $25,000 and bears simple interest at the rate of 14% per annum.  The outstanding principal and interest of the debenture is convertible into shares of our common stock at the conversion price of $0.04 per share.  The debenture was issued to the investor under the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuance of the security did not involve a “public offering” based upon the following factors: (i) the issuance of the security was an isolated private transaction; (ii) a limited number of securities were issued to a single offeree; (iii) there was no public solicitation; (iv) the investment intent of the offeree; and (v) the restriction on transferability of the securities issued.

On November 8, 2011, we entered into a six month consulting agreement with Economic Research, Inc. (“ERI”) whereby, in consideration for the provision of consulting services, we issued ERI 500,000 shares of common stock and agreed to issue ERI a stock option to purchase 500,000 shares of common stock during each month of the consulting agreement.  We issued ERI a stock option to purchase 500,000 shares of common stock during each of November 2011, December 2011 and January 2012, which three options had a 180 day term and an exercise price of $0.02.  ERI exercised the first option in November 2011, whereby we received $10,000 and issued ERI 500,000 shares of common stock, and ERI exercised the second option in December 2011, whereby we received $10,000 and issued ERI another 500,000 shares of common stock.

On August 31, 2012, we entered into an engagement agreement with Kelley & Starling, LLC (“Kelley”) under which Kelley is to provide us accounting services.  As part of the agreement, we can issue Kelley our common stock as partial consideration for the services provided.  As of January 31, 2012, Kelley has agreed to accept a total of 767,500 shares of our common stock as partial consideration for the services it has provided us.  To date, these shares have not yet been issued.

ITEM 16. EXHIBITS

Exhibit Number	Description of Exhibit

Exhibit 2.1*	Share Exchange Agreement

Exhibit 3.1	Articles of Incorporation, as amended. (Incorporated by reference from Exhibit 3.1 to Form 10-KSB filed with SEC on March 31, 1998)

Exhibit 3.2	Certificate of Amendment to Articles of Incorporation (dated July 15, 2011) (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with SEC on November 10, 2011)

Exhibit 3.3	Certificate of Change filed Pursuant to NRS 78.209 (filed July 26, 2011) (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with SEC on November 10, 2011)

Exhibit 3.4	Bylaws (Incorporated by reference from Exhibit 3.2 to Form 10-KSB filed with SEC on March 31, 1998)

Exhibit 5.1 *	Opinion and consent of Axelrod, Smith & Kirshbaum, P.C. re: the legality of the shares being registered.

Exhibit 10.1	Share and Debt Cancellation Agreement (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with SEC on November 10, 2011)

Exhibit 10.2	Employment Agreement with Stacey McBride-Irby (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with SEC on November 10, 2011)

Exhibit 10.3	Employment Agreement with Corinda Joanne Melton (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with SEC on November 10, 2011)

Exhibit 10.4*	14% Convertible Debenture, dated August 24, 2011

Exhibit 10.5*	14% Convertible Debenture, dated September 27, 2011

Exhibit 10.6*	14% Convertible Debenture, dated October 10, 2011

Exhibit 10.7*	Consulting Agreement with Trent Daniel, dated February 1, 2011

Exhibit 21.1	Subsidiaries of One World Holdings, Inc. (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with SEC on November 10, 2011)

Exhibit 23.1*	Consent of Ham, Langston and Brezina, L.L.P.

Exhibit 23.2 *	Consent of Axelrod, Smith & Kirshbaum, P.C. (to be included in Exhibit 5.1)

Exhibit 24.1 *	Power of Attorney (included on signature page of this Registration Statement)

* Attached hereto.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and rise represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in the registration statement.

2.
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5.	That, for the purpose of determining liability under the Securities Act:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Houston, Texas, on  February 13, 2012 .

ONE WORLD HOLDINGS, INC. /s/ Corinda Joanne Melton Corinda Joanne Melton Chief Executive Officer ( principal executive officer, principal financial officer and principal accounting officer )

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints each of Corinda Joanne Melton and Stacey McBride-Irby, such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Corinda Joanne Melton	Chief Executive Officer and Director	February 13, 2012
Corinda Joanne Melton	( principal executive officer and principal financial
officer and principal accounting officer )

/s/ Stacey McBride-Irby	Chief Product Development Officer and Director	February 10, 2012
Stacey McBride-Irby

/s/ Wilma Delaney	Director	February 12, 2012
Wilma Delaney

/s/ Robert Hines	Director	February 12, 2012
Robert Hines

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

Exhibit 2.1*	Share Exchange Agreement

Exhibit 3.1	Articles of Incorporation, as amended. (Incorporated by reference from Exhibit 3.1 to Form 10-KSB filed with SEC on March 31, 1998)

Exhibit 3.2	Certificate of Amendment to Articles of Incorporation (dated July 15, 2011) (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with SEC on November 10, 2011)

Exhibit 3.3	Certificate of Change filed Pursuant to NRS 78.209 (filed July 26, 2011) (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with SEC on November 10, 2011)

Exhibit 3.4	Bylaws (Incorporated by reference from Exhibit 3.2 to Form 10-KSB filed with SEC on March 31, 1998)

Exhibit 5.1 *	Opinion and consent of Axelrod, Smith & Kirshbaum, P.C. re: the legality of the shares being registered.

Exhibit 10.1	Share and Debt Cancellation Agreement (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with SEC on November 10, 2011)

Exhibit 10.2	Employment Agreement with Stacey McBride-Irby (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with SEC on November 10, 2011)

Exhibit 10.3	Employment Agreement with Corinda Joanne Melton (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with SEC on November 10, 2011)

Exhibit 10.4*	14% Convertible Debenture, dated August 24, 2011

Exhibit 10.5*	14% Convertible Debenture, dated September 27, 2011

Exhibit 10.6*	14% Convertible Debenture, dated October 10, 2011

Exhibit 10.7*	Consulting Agreement with Trent Daniel, dated February 1, 2011

Exhibit 21.1	Subsidiaries of One World Holdings, Inc. (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with SEC on November 10, 2011)

Exhibit 23.1*	Consent of Ham, Langston and Brezina, L.L.P.

Exhibit 23.2 *	Consent of Axelrod, Smith & Kirshbaum, P.C. (to be included in Exhibit 5.1)

Exhibit 24.1 *	Power of Attorney (included on signature page of this Registration Statement)

*   Attached hereto.